Exhibit 99.2

Condensed Consolidated Balance Sheet (unaudited)

Residential Capital, LLC

($ in thousands)	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$652,704	$618,699
Mortgage loans held–for–sale ($46,419 and $56,976 fair value elected)	4,270,826	4,249,625
Finance receivables and loans, net
Consumer ($832,094 and $835,192 fair value elected)	996,559	1,022,730
Commercial	41,145	38,017
Allowance for loan losses	(28,788)	(28,616)

Total finance receivables and loans, net	1,008,916	1,032,131
Mortgage servicing rights	1,254,497	1,233,107
Accounts receivable, net	3,157,256	3,051,748
Other assets	5,331,372	6,628,152

Total assets	$15,675,571	$16,813,462

Liabilities
Borrowings
Borrowings from parent and affiliate	$1,409,873	$1,189,364
Collateralized borrowings in securitization trusts ($828,418 and $829,940 fair value elected)	828,418	830,318
Other borrowings	4,468,776	4,705,404

Total borrowings	6,707,067	6,725,086
Other liabilities	8,569,161	9,996,026

Total liabilities	15,276,228	16,721,112
Equity
Member’s interest	11,630,276	11,433,776
Accumulated deficit	(11,166,544)	(11,279,560)
Accumulated other comprehensive loss	(64,389)	(61,866)

Total equity	399,343	92,350

Total liabilities and equity	$15,675,571	$16,813,462

The assets of consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities and the liabilities of these entities for which creditors (or beneficial interest holders) did not have recourse to our general credit at March 31, 2012 and December 31, 2011, were as follows.

($ in thousands)	March 31, 2012	December 31, 2011
Assets
Mortgage loans held–for–sale	$7,944	$8,658
Finance receivables and loans, net
Consumer ($832,094 and $835,192 fair value elected)	987,869	998,509
Allowance for loan losses	(8,732)	(10,126)

Total finance receivables and loans, net	979,137	988,383
Accounts receivable, net	1,026,867	1,027,411
Other assets	32,934	29,494

Total assets	$2,046,882	$2,053,946

Liabilities
Borrowings
Collateralized borrowings in securitization trusts ($828,418 and $829,940 fair value elected)	$828,418	$830,318
Other borrowings	806,292	855,631

Total borrowings	1,634,710	1,685,949
Other liabilities	28,833	29,099

Total liabilities	$1,663,543	$1,715,048

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

Condensed Consolidated Statement of Comprehensive Income (unaudited)

Residential Capital, LLC

Three months ended March 31, ($ in thousands)	2012	2011
Revenue
Interest income	$94,605	$110,240
Interest expense	103,218	116,991

Net financing revenue	(8,613)	(6,751)
Other revenue
Servicing fees	188,941	217,664
Servicing asset valuation and hedge activities, net	115,316	48,911

Total servicing income, net	304,257	266,575
Gain on mortgage loans, net	106,493	35,200
Gain (loss) on foreclosed real estate	4,488	(2,702)
Other revenue, net	20,032	6,031

Total other revenue	435,270	305,104

Total net revenue	426,657	298,353
Provision for loan losses	(1,302)	5,632
Noninterest expense
Representation and warranty expense, net	19,459	26,000
Compensation and benefits	103,233	81,676
Professional fees	57,343	18,962
Data processing and telecommunications	20,363	20,203
Occupancy	7,115	5,633
Advertising	2,046	8,747
Other noninterest expense, net	99,504	82,101

Total noninterest expense	309,063	243,322

Income before income taxes	118,896	49,399
Income tax expense	5,880	8,946

Net income	$113,016	$40,453
Other comprehensive income, net of tax	(2,523)	(2,397)

Comprehensive income	$110,493	$38,056

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

Condensed Consolidated Statement of Changes in Equity (unaudited)

Residential Capital, LLC

($ in thousands)	Member’s interest	Accumulated deficit	Accumulated other comprehensive income	Total equity
Balance at January 1, 2011	$11,324,371	$(10,434,497)	$(43,710)	$846,164
Net income	—	40,453	—	40,453
Capital contribution	—	—	—	—
Other comprehensive income, net of tax	—	—	(2,397)	(2,397)

Balance at March 31, 2011	$11,324,371	$(10,394,044)	$(46,107)	$884,220

Balance at January 1, 2012	$11,433,776	$(11,279,560)	$(61,866)	$92,350
Net income	—	113,016	—	113,016
Capital contribution	196,500	—	—	196,500
Other comprehensive income, net of tax	—	—	(2,523)	(2,523)

Balance at March 31, 2012	$11,630,276	$(11,166,544)	$(64,389)	$399,343

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

Condensed Consolidated Statement of Cash Flows (unaudited)

Residential Capital, LLC

Three months ended March 31, ($ in thousands)	2012	2011
Operating activities
Net income	$113,016	$40,453
Reconciliation of net income to net cash (used in) provided by operating activities
Depreciation and amortization	10,449	7,004
Accretion of deferred concession on secured notes	(25,921)	(24,898)
Provision for loan losses	(1,302)	5,632
Gain on mortgage loans, net	(106,493)	(35,200)
Net (gain) loss on other assets	(1,861)	3,345
Change in fair value of mortgage servicing rights	(10,817)	(36,488)
Originations and purchases of mortgage loans held–for–sale	(10,908,385)	(15,483,820)
Proceeds from sales and repayments of mortgage loans held–for–sale	10,666,109	15,204,714
Net change in
Deferred income taxes	1,251	(2,004)
Accounts receivable	244,337	250,806
Other assets	1,112,423	1,170,188
Other liabilities	(1,336,152)	(787,829)

Net cash (used in) provided by operating activities	(243,346)	311,903

Investing activities
Net (increase) decrease in commercial finance receivables and loans	(497)	11,412
Net decrease in consumer mortgage finance receivables and loans	77,133	187,378
Net decrease in investments in real estate and other	—	3,085
Proceeds from sales of foreclosed and owned real estate	22,890	44,363
Other, net	72,016	(9,072)

Net cash provided by investing activities	171,542	237,166

Financing activities
Net increase (decrease) in borrowings from parent and affiliate	417,009	(187,146)
Repayments of collateralized borrowings in securitization trusts	(82,842)	(140,203)
Proceeds from other long–term borrowings	849,685	519,362
Repayments of other long–term borrowings	(923,285)	(796,606)
Net (decrease) increase in other short-term borrowings	(165,464)	91,776

Net cash provided by (used in) financing activities	95,103	(512,817)
Effect of changes in foreign exchange rates on cash and cash equivalents	10,706	10,254

Net increase in cash and cash equivalents	34,005	46,506
Cash and cash equivalents at beginning of year	618,699	672,204

Cash and cash equivalents at March 31,	$652,704	$718,710

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

Condensed Consolidated Statement of Cash Flows (unaudited)

Residential Capital, LLC

Three months ended March 31, ($ in thousands)	2012	2011
Supplemental disclosures
Cash paid for
Interest	$38,443	$91,379
Income taxes	18	17,642
Non cash items
Mortgage loans held–for–sale transferred to consumer finance receivables and loans	461	1,113
Consumer finance receivables and loans transferred to mortgage loans held–for–sale	40,407	53,688
Consumer finance receivables and loans transferred to other assets	2,571	3,585
Mortgage loans held–for–sale transferred to other assets	47,073	15,637
Mortgage loans held–for–sale transferred to accounts receivable	349,436	214,932
Mortgage servicing rights recognized upon the transfer of financial assets	10,573	18,370
Capital contributions through forgiveness of borrowings from Ally Inc.	196,500	—
Other disclosures
Proceeds from sales and repayments of consumer finance receivables and loans originally designated as mortgage loans held–for–sale	$33,219	$41,929

The Notes to the Condensed Consolidated Financial Statements (unaudited) are an integral part of these statements.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

1. Description of Business, Basis of Presentation and Changes in Significant Accounting Policies

Residential Capital, LLC (ResCap, we, our, or us) is a wholly owned subsidiary of GMAC Mortgage Group, LLC (GMAC Mortgage Group) which is a wholly owned subsidiary of Ally Financial Inc. (Ally Inc.). On May 14, 2012, ResCap and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. See Note 19—Subsequent Events for information related to the bankruptcy and other strategic actions taken by us and changes to our agreements with Ally Inc., Ally Investment Management (Ally IM) and Ally Bank.

Our operations are principally conducted through our subsidiaries Residential Funding Company, LLC (RFC) and GMAC Mortgage, LLC (GMAC Mortgage). We broker, originate, purchase, sell, securitize, and service residential mortgage loans in the United States. We broker virtually all of the loan production from our origination channels to our affiliate, Ally Bank. Virtually all of our purchases are also executed with our affiliate, Ally Bank. Purchased loans are primarily agency eligible or government insured loans. Prime credit quality loans originated in conformity with the underwriting guidelines of Fannie Mae (formerly known as Federal National Mortgage Association) and Freddie Mac (formerly known as Federal Home Loan Mortgage Corporation) are generally sold to one of these government-sponsored entities in the form of agency-sponsored securitizations. Prime credit quality loans originated in conformity with the underwriting guidelines of the Federal Housing Administration (FHA) and Department of Veterans Affairs (VA) are generally sold into securitizations guaranteed by the Government National Mortgage Association (Ginnie Mae with Fannie Mae and Freddie Mac, collectively, the GSEs).

Ally Bank has recently undertaken actions that are expected to have a material adverse impact on our financial condition, results of operations and cash flows. These include the November 2011 decision to reduce its focus on its correspondent mortgage lending channel, and the decisions in April 2012 to significantly reduce its government production, including FHA and VA loans, from its correspondent mortgage lending channel, to become a direct seller of eligible loans to Fannie Mae and Freddie Mac effective May 1, 2012, and to terminate a number of its affiliate agreements with GMAC Mortgage effective April 30, 2012. We expect the level of mortgage loan purchases from Ally Bank to decline significantly in future periods. GMAC Mortgage will continue to purchase Ginnie Mae eligible loans from Ally Bank under the terms of an amended and restated master mortgage loan purchase and sale agreement executed in April 2012 effective May 1, 2012. Refer to Note 17—Related Party Transactions for additional information.

Our legacy business included non-conforming domestic and international residential mortgage loan originations, purchases, sales, and securitization activities; our captive mortgage reinsurance portfolio; and our domestic and international commercial lending activities. The remaining legacy portfolios, which include limited international operations in Mexico, Canada and the United Kingdom, are being run-off, with periodic asset sales, workouts, or consideration and execution of other strategic disposition transactions to maximize our return.

We did not make a $20.1 million semi-annual interest payment that was due on April 17, 2012, related to $473.4 million outstanding senior unsecured notes maturing in June 2013. The indenture for the senior unsecured notes provides that a failure to pay interest on an interest payment date does not become an event of default unless such failure continues for a period of 30 days. We have projected interest payments due in May 2012 of $136.5 million, including the $20.1 interest payment due on April 17, 2012. We also have $2.0 billion of debt maturing in 2012, including our $158.0 million mortgage servicing rights secured funding facility, $131.2 million in euro-denominated notes and $1.4 billion in secured borrowings from Ally Inc. and its subsidiaries, all of which mature in May 2012.

We have been, and expect to continue to be, negatively impacted by exposure to representation and warranty obligations, adverse outcomes with respect to current or future litigation, fines, penalties or settlements related to our business activities and additional expenses to address regulatory requirements. We currently estimate that our reasonably possible losses related to litigation matters and potential repurchase obligations and related claims could be between $0.0 billion and $4.0 billion in excess of amounts recorded. See Note 16 – Contingencies and Other Risks for additional information. There can be no assurance that we will have the capital or liquidity sufficient to pay any significant portion of such estimated possible losses.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

We remain heavily dependent on Ally Inc. and affiliates for funding and capital support. While Ally Inc. agreed to extend the maturity date for certain of its facilities with us until May 14, 2012, there can be no assurance that they will continue any such support or that they will choose to execute any further strategic transactions with respect to us or that any transactions undertaken will be successful. Should Ally Inc. no longer continue to support our capital or liquidity needs or should we be unable to successfully execute other initiatives, it would have a material adverse effect on our business, financial condition and results of operations. Consequently, there remains substantial doubt about our ability to continue as a going concern. If we do not receive the necessary support, we are determining whether it would be in the best interests of our creditors and other stakeholders to file for protection under the federal bankruptcy laws.

All of our credit facilities and certain other agreements contain covenants that require us to maintain consolidated tangible net worth of $250.0 million as of each month end. At December 31, 2011, we were in default of this covenant, which was subsequently cured but it is possible defaults could occur in the future due to insufficient capital or liquidity. Failure to meet this covenant is an event of default and may result in, among other things, an acceleration of the facility’s maturity and/or may trigger an early amortization event, under certain facilities. There are also cross default and cross acceleration provisions in our credit facilities, our junior secured debt and certain other agreements. A default under any one of these agreements can, through cross default and cross acceleration provisions create defaults in all of our other agreements. See Note 8—Borrowings for additional information related to our financial covenants and counterparties remedies in an event of default.

We are also required, under master agreements with a GSE, to maintain certain servicer ratings with respect to our primary and master servicing activities. Our ability to continue to purchase, sell, securitize and service residential mortgage loans could be negatively impacted by any change in our access to programs available to us under our agreements with the GSEs.

Our consolidated tangible net worth, as defined, as of March 31, 2012 was $399.3 million in compliance with our financial covenants. Our consolidated tangible net worth, as defined, as of December 31, 2011, was $92.4 million, which constituted an event of default under our credit facilities and certain other agreements. We obtained waivers or acknowledgment letters from each of our liquidity providers in connection with our credit facilities and counterparties to agreements with financial covenants under which they agreed not to pursue their contractual remedies with respect to the default. These waivers were predicated, in part, on a January 30, 2012 capital contribution in the amount of $196.5 million that we received from Ally Inc. We are in compliance with any conditions with respect to these waivers and acknowledgment letters.

Consolidation and Basis of Presentation

The accompanying Condensed Consolidated Financial Statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Condensed Consolidated Financial Statements include our accounts and accounts of our majority–owned subsidiaries after eliminating all significant intercompany balances and transactions and include all variable interest entities (VIEs) in which we are the primary beneficiary. See Note 4 — Securitization and Variable Interest Entities for additional information.

Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and that affect income and expenses during the reporting period. In developing the estimates and assumptions, management uses all available evidence; however, actual results could differ because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The Condensed Consolidated Financial Statements at March 31, 2012 and for the three months ended March 31, 2012 and 2011, are unaudited but reflect all adjustments that are, in management’s opinion, necessary for the fair presentation of the results for the interim periods presented. All such adjustments are of a normal recurring nature. These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements (and the related notes) for the year ended December 31, 2011.

We operate our international subsidiaries in a similar manner as we operate in the United States of America (U.S. or United States), subject to local laws or other circumstances that may cause us to modify our procedures accordingly. The financial statements of subsidiaries that operate outside of the United States are measured using the local currency as the functional currency. All assets and liabilities of foreign subsidiaries are translated into U.S. dollars using the period end exchange rates. The resulting translation adjustments are recorded in accumulated other comprehensive income, a component of equity. Income and expense items are translated at average exchange rates prevailing during the reporting period.

Recently Adopted Accounting Standards

Fair Value Measurement - Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASU 2011-04)

As of January 1, 2012, we adopted Accounting Standards Update (ASU) 2011-04, which amends ASC 820, Fair Value Measurements. The amendments in this ASU clarify how to measure fair value and it contains new disclosure requirements to provide more transparency into Level 3 fair value measurements. It is intended to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The ASU must be applied prospectively. The adoption did not have a material impact to our consolidated financial condition or results of operations.

Recently Issued Accounting Standards

Balance Sheet - Disclosures about Offsetting Assets and Liabilities (ASU 2011-11)

In December 2011, the Financial Asset Standards Board (FASB) issued ASU 2011-11, which amends ASC 210, Balance Sheet. This ASU contains new disclosure requirements regarding the nature of an entity’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. The new disclosures will give financial statement users information about both gross and net exposures. ASU 2011-11 is effective for us on January 1, 2013, and retrospective application is required. Since the guidance relates only to disclosures, adoption is not expected to have a material effect on our consolidated financial condition or results of operations.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

2. Mortgage Loans Held–for–sale

The composition of residential mortgage loans held–for–sale reported at carrying value, were as follows.

	March 31, 2012			December 31, 2011
($ in thousands)	Domestic (a) (b)	Foreign	Total	Domestic (a) (b)	Foreign	Total
1st Mortgage	$3,523,013	$35,297	$3,558,310	$3,497,392	$12,011	$3,509,403
Home equity	712,516	—	712,516	740,222	—	740,222

Total loans held–for–sale (c)	$4,235,529	$35,297	$4,270,826	$4,237,614	$12,011	$4,249,625

(a)	Includes mortgage loans subject to conditional repurchase options of $2.3 billion and $2.3 billion sold to Ginnie Mae guaranteed securitizations and $99.3 million and $105.8 million sold to off-balance sheet private-label securitization trusts at March 31, 2012 and December 31, 2011, respectively. The corresponding liability is recorded in other liabilities. See Note 4 — Securitizations and Variable Interest Entities for additional information.
(b)	Includes mortgage loans for which we have elected the fair value option of $46.4 million and $57.0 million at March 31, 2012 and December 31, 2011 respectively. See Note 13 — Fair Value for additional information.
(c)	The carrying values are net of discounts of $320.4 million and $313.1 million, fair value adjustments of $(30.8) million and $(28.0) million, lower of cost or fair value adjustments of $56.8 million and $60.2 million, and UPB write-downs of $1.4 billion and $1.5 billion at March 31, 2012 and December 31, 2011, respectively.

3. Finance Receivables and Loans, Net

The composition of finance receivables and loans, net reported at carrying value before allowance for loan losses, were as follows.

	March 31, 2012			December 31, 2011
($ in thousands)	Domestic	Foreign	Total	Domestic	Foreign	Total
Consumer
1st Mortgage	$128,220	$251,423	$379,643	$130,024	$256,494	$386,518
Home equity	616,916	—	616,916	636,212	—	636,212

Total consumer (a) (b)	745,136	251,423	996,559	766,236	256,494	1,022,730

Commercial
Commercial and industrial	—	26,232	26,232	—	23,860	23,860
Commercial real estate	—	14,913	14,913	—	14,157	14,157

Total commercial	—	41,145	41,145	—	38,017	38,017

Total finance receivables and loans	$745,136	$292,568	$1,037,704	$766,236	$294,511	$1,060,747

(a)	Consumer mortgages include $832.1 million and $835.2 million at fair value as a result of fair value option elections as of March 31, 2012 and December 31, 2011, respectively. See Note 13 — Fair Value for additional information.
(b)	The gross carrying value is net of fair value adjustments of $1.6 billion and $1.6 billion and UPB write-downs of $8.8 million and $8.0 million at March 31, 2012 and December 31, 2011, respectively.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The following table presents an analysis of the activity in the allowance for loan losses on finance receivables and loans, net.

	2012			2011
($ in thousands)	Consumer	Commercial	Total	Consumer	Commercial	Total
Allowance at January 1,	$13,638	$14,978	$28,616	$17,681	$25,129	$42,810
Provision for loan losses	(548)	(754)	(1,302)	447	5,185	5,632
Charge-offs
Domestic	(1,123)	—	(1,123)	(2,212)	—	(2,212)
Foreign	116	1,327	1,443	(218)	(14,579)	(14,797)

Total charge-offs	(1,007)	1,327	320	(2,430)	(14,579)	(17,009)

Recoveries
Domestic	100	195	295	1,263	937	2,200
Foreign	—	859	859	—	781	781

Total recoveries	100	1,054	1,154	1,263	1,718	2,981

Net charge-offs	(907)	2,381	1,474	(1,167)	(12,861)	(14,028)

Allowance at March 31,	$12,183	$16,605	$28,788	$16,961	$17,453	$34,414

Allowance for loan losses
Individually evaluated for impairment	$2,910	$16,605	$19,515	$3,838	$16,137	$19,975
Collectively evaluated for impairment	$9,273	$—	$9,273	$13,123	$1,316	$14,439
Finance receivables and loans
Individually evaluated for impairment	$8,018	$41,145	$49,163	$7,818	$88,972	$96,790
Collectively evaluated for impairment	$156,447	$—	$156,447	$232,724	$3,279	$236,003

The following table presents an analysis of our past due finance receivables and loans at gross carrying value.

($ in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total
March 31, 2012
Consumer mortgage
1st Mortgage	$30,346	$13,857	$170,051	$214,254	$165,389	$379,643
Home equity	11,122	5,208	10,813	27,143	589,773	616,916

Total consumer	41,468	19,065	180,864	241,397	755,162	996,559
Commercial
Commercial and industrial	25,881	—	351	26,232	—	26,232
Commercial real estate	—	—	14,913	14,913	—	14,913

Total commercial	25,881	—	15,264	41,145	—	41,145

Total	$67,349	$19,065	$196,128	$282,542	$755,162	$1,037,704

December 31, 2011
Consumer mortgage
1st Mortgage	$29,730	$14,664	$158,255	$202,649	$183,869	$386,518
Home equity	13,064	6,488	11,850	31,402	604,810	636,212

Total consumer	42,794	21,152	170,105	234,051	788,679	1,022,730
Commercial
Commercial and industrial	—	—	322	322	23,538	23,860
Commercial real estate	—	1,736	12,212	13,948	209	14,157

Total commercial	—	1,736	12,534	14,270	23,747	38,017

Total	$42,794	$22,888	$182,639	$248,321	$812,426	$1,060,747

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The following table presents the gross carrying value of our finance receivables and loans in nonaccrual status.

($ in thousands)	March 31, 2012	December 31, 2011
Consumer mortgage
1st Mortgage	$193,981	$199,702
Home equity	30,329	36,651

Total consumer	224,310	236,353
Commercial
Commercial and industrial	26,232	322
Commercial real estate	14,913	12,212

Total commercial	41,145	12,534

Total	$265,455	$248,887

Management performs a quarterly analysis of its consumer and commercial finance receivable and loan portfolios using a range of credit quality indicators to assess the adequacy of the allowance based on historical and current trends. Based on our allowance methodology, our credit quality indicators for consumer mortgage loans are performing and nonperforming and for commercial mortgage finance receivables and loans are pass and criticized.

The following table presents the credit quality indicators for our consumer mortgage loan portfolio at gross carrying value.

	March 31, 2012			December 31, 2011
($ in thousands)	Performing	Nonperforming	Total	Performing	Nonperforming	Total
Consumer mortgage
1st Mortgage	$185,662	$193,981	$379,643	$186,816	$199,702	$386,518
Home equity	586,587	30,329	616,916	599,561	36,651	636,212

Total consumer mortgage	$772,249	$224,310	$996,559	$786,377	$236,353	$1,022,730

The following table presents the credit quality indicators for our commercial finance receivable and loan portfolio at gross carrying value.

	March 31, 2012			December 31, 2011
($ in thousands)	Pass	Criticized (a)	Total	Pass	Criticized (a)	Total
Commercial
Commercial and industrial	$—	$26,232	$26,232	$—	$23,860	$23,860
Commercial real estate	—	14,913	14,913	209	13,948	14,157

Total commercial	$—	$41,145	$41,145	$209	$37,808	$38,017

(a)	Includes loans classified as special mention, substandard, or doubtful. These classifications are based on regulatory definitions and generally represent loans in our portfolio that are of higher default risk.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Impaired Loans and Troubled Debt Restructurings

Impaired Loans

Loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement or if the loan has been modified under a troubled debt restructuring.

The following table presents information about our impaired finance receivables and loans recorded at historical cost.

($ in thousands)	Unpaid principal balance (a)	Carrying value before allowance	Impaired with no allowance	Impaired with an allowance	Allowance for impaired loans
March 31, 2012
Consumer mortgage
1st Mortgage	$409	$409	$—	$409	$103
Home equity	7,609	7,609	160	7,450	2,807

Total consumer	8,018	8,018	160	7,859	2,910
Commercial
Commercial and industrial	26,232	26,232	—	26,232	11,485
Commercial real estate	14,973	14,913	1,591	13,322	5,120

Total commercial	41,205	41,145	1,591	39,554	16,605

Total	$49,223	$49,163	$1,751	$47,413	$19,515

December 31, 2011
Consumer mortgage
1st Mortgage	$436	$436	$—	$436	$109
Home equity	7,619	7,619	173	7,446	2,926

Total consumer	8,055	8,055	173	7,882	3,035
Commercial
Commercial and industrial	322	322	—	322	202
Commercial real estate	12,271	12,212	1,442	10,770	4,592

Total commercial	12,593	12,534	1,442	11,092	4,794

Total	$20,648	$20,589	$1,615	$18,974	$7,829

(a)	Unpaid principal balance represents the contractual principal balance adjusted for UPB write-downs on transfers or charge offs in accordance with our policy.

The following table presents information about our impaired finance receivables and loans excluding loans carried at fair value due to fair value option elections.

	2012			2011
Three months ended March 31, ($ in thousands)	Consumer	Commercial	Total	Consumer	Commercial	Total
Average balance of impaired loans	$7,999	$21,855	$29,854	$7,395	$102,497	$109,892
Interest income recognized on impaired loans	$95	$8	$103	$90	$5,574	$5,664

At March 31, 2012 and December 31, 2011, there were no commercial commitments to lend additional funds to debtors owing receivables whose terms have been modified in a troubled debt restructuring.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Troubled Debt Restructurings

As part of our loss mitigation efforts and participation in certain governmental programs (e.g., the Making Home Affordable Program), we may offer loan modifications to borrowers experiencing financial difficulties (TDRs). Loan modifications can include any or all of the following; principal forgiveness, maturity extensions, delinquent interest capitalization, and changes to contractual interest rates. Modifications can be either temporary or permanent. Temporary loan modifications are generally used to monitor the borrower’s ability to perform under the revised terms over a specified trial period; if the borrower performs, it may become a permanent loan modification. Total TDRs recorded at historical cost and reported at gross carrying value are $35.8 million and $33.6 million at March 31, 2012 and December 31, 2011, respectively.

The following table presents information related to finance receivables and loans recorded at historical cost modified in connection with a troubled debt restructuring during the period.

Three months ended March 31, 2012 ($ in thousands)	Number of Loans	Pre-modification gross carrying value	Post-modification gross carrying value
Consumer mortgage
1st Mortgage	—	$—	$—
Home equity	11	507	504

Total consumer mortgage	11	$507	$504

The following table presents information related to finance receivables and loans recorded at gross carrying value that redefaulted (180 days or more delinquent) on or before the one year anniversary of being modified. The charge-off amount is determined in accordance with our charge-off policy.

Three months ended March 31, 2012 ($ in thousands)	Number of Loans	Gross carrying value	Charge-off amount
Consumer mortgage
1st Mortgage	—	$—	$—
Home equity	1	10	10

Total consumer mortgage	1	$10	$10

4. Securitizations and Variable Interest Entities

Overview

We are involved in several types of securitization and financing transactions that utilize special–purpose entities (SPEs). A SPE is an entity that is designed to fulfill a specified limited need of the sponsor. Our principal use of SPEs is to obtain liquidity by securitizing certain of our financial assets.

The SPEs involved in securitization and other financing transactions are generally considered variable interest entities (VIEs). VIEs are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities.

Securitizations

We provide a wide range of consumer mortgage loan products to a diverse customer base. We often securitize these loans through the use of securitization entities, which may or may not be consolidated on our

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Condensed Consolidated Balance Sheet. We securitize consumer mortgage loans through either the GSEs or private–label (nonagency) securitizations. For the periods presented, our consumer mortgage loans were securitized through the GSEs.

In executing a securitization transaction, we sell pools of financial assets to a wholly owned, bankruptcy–remote SPE, which then transfers the financial assets to a separate, transaction–specific securitization entity for cash, servicing rights, and in some transactions, other retained interests. The securitization entity is funded through the issuance of beneficial interests in the securitized financial assets. The beneficial interests take the form of either notes or trust certificates that are sold to investors and/or retained by us. These beneficial interests are collateralized by the transferred loans and entitle the investors to specified cash flows generated from the securitized loans. In the aggregate, these beneficial interests have the same average life as the transferred financial assets. In addition to providing a source of liquidity and cost–efficient funding, securitizing these financial assets also reduces our credit exposure to the borrowers beyond any economic interest we may retain. We securitize conforming residential mortgage loans through GSE securitizations and we historically securitized nonconforming mortgage loans through private-label securitizations.

Each securitization is governed by various legal documents that limit and specify the activities of the securitization entity. The securitization entity is generally allowed to acquire the loans, to issue beneficial interests to investors to fund the acquisition of the loans, and to enter into derivatives or other yield maintenance contracts (e.g., coverage by monoline bond insurers) to hedge or mitigate certain risks related to the financial assets or beneficial interests of the entity. A servicer, who is generally us, is appointed pursuant to the underlying legal documents to service the assets the securitization entity holds and the beneficial interests it issues. Servicing functions include, but are not limited to, making certain payments of property taxes and insurance premiums, default and property maintenance payments, as well as advancing principal and interest payments before collecting them from individual borrowers. Our servicing responsibilities, which constitute continued involvement in the transferred financial assets, consist of primary servicing (i.e., servicing the underlying transferred financial assets) and/or master servicing (i.e., servicing the beneficial interests that result from the securitization transactions). Certain securitization entities also require the servicer to advance scheduled principal and interest payments due on the beneficial interests issued by the entity regardless of whether cash payments are received on the underlying transferred financial assets. Accordingly, we are required to provide these servicing advances when applicable. See Note 5 — Servicing Activities for additional information regarding our servicing rights.

The GSEs provide a guarantee of the payment of principal and interest on the beneficial interests issued in securitizations. In private-label securitizations, cash flows from the assets initially transferred into the securitization entity represent the sole source for payment of distributions on the beneficial interests issued by the securitization entity and for payments to the parties that perform services for the securitization entity, such as the servicer or the trustee. In certain private-label securitization transactions, a liquidity facility may exist to provide temporary liquidity to the entity. The liquidity provider generally is reimbursed prior to other parties in subsequent distribution periods. Monoline insurance may also exist to cover certain shortfalls to certain investors in the beneficial interests issued by the securitization entity. As noted above, in certain private-label securitizations, the servicer is required to advance scheduled principal and interest payments due on the beneficial interests regardless of whether cash payments are received on the underlying transferred financial assets. The servicer is allowed to reimburse itself for these servicing advances. Additionally, certain private-label securitization transactions may allow for the acquisition of additional loans subsequent to the initial loan transfer. Principal collections on other loans and/or the issuance of new beneficial interests, such as variable funding notes, generally fund these loans; we are often contractually required to invest in these new interests.

We may retain beneficial interests in our private-label securitizations, which may represent a form of significant continuing economic interest. These retained interests include, but are not limited to, senior or

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

subordinate mortgage– or asset–backed securities, interest–only strips, principal–only strips, and residuals. Certain of these retained interests provide credit enhancement to the trust as they may absorb credit losses or other cash shortfalls. Additionally, the securitization agreements may require cash flows to be directed away from certain of our retained interests due to specific over–collateralization requirements, which may or may not be performance–driven.

We generally hold certain conditional repurchase options that allow us to repurchase assets from the securitization entity. The majority of the securitizations provide us, as servicer, with a call option that allows us to repurchase the remaining transferred financial assets or outstanding beneficial interests at our discretion once the asset pool reaches a predefined level, which represents the point where servicing becomes burdensome (a clean–up call option). The repurchase price is typically the par amount of the loans plus accrued interest. Additionally, we may hold other conditional repurchase options that allow us to repurchase a transferred financial asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent loan repurchase option that gives us the option to purchase the loan if it exceeds a certain prespecified delinquency level. We have discretion regarding when or if we will exercise these options, but generally, we would do so only when it is in our best interest.

Other than our customary representation and warranty obligations, these securitizations are nonrecourse to us, thereby transferring the risk of future credit losses to the extent the beneficial interests in the securitization entities are held by third parties. Representation and warranty provisions generally require us to repurchase loans or indemnify the investor or other party for incurred losses to the extent it is determined that the loans were ineligible or were otherwise defective at the time of sale. See Note 16 — Contingencies and Other Risks for detail on representation and warranty provisions. We did not provide any noncontractual financial support to any of these entities during the three months ended March 31, 2012 and 2011.

Other Variable Interest Entities

Servicer Advance Funding Entity — To assist in the financing of our servicer advance receivables, we formed a SPE that issues term notes and variable funding notes to third–party investors that are collateralized by servicer advance receivables. These servicer advance receivables are transferred to the SPE and consist of delinquent principal and interest advances we made as servicer to various investors; property taxes and insurance premiums advanced to taxing authorities and insurance companies on behalf of borrowers; and amounts advanced for mortgages in foreclosure. The SPE funds the purchase of the receivables through financing obtained from the third–party investors and subordinated loans or an equity contribution from us. This SPE is consolidated on our balance sheet at March 31, 2012 and December 31, 2011. The beneficial interest holder of this SPE does not have legal recourse to our general credit. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support to the entity during the three months ended March 31, 2012 and 2011.

Home Equity Funding Entity — To assist in the financing of certain of our home equity mortgage loans, we formed a SPE that issued variable funding notes to third–party investors that are collateralized by home equity loans and revolving lines of credit. This SPE is consolidated on our balance sheet at March 31, 2012 and December 31, 2011. The beneficial interest holder of this VIE does not have legal recourse to our general credit. We do not have a contractual obligation to provide any type of financial support in the future, nor have we provided noncontractual financial support to the entity during the three months ended March 31, 2012 and 2011.

Other — We have involvement with other immaterial on-balance sheet VIEs. Most of these VIEs are used for additional liquidity whereby we sell certain financial assets to the VIE and issue beneficial interests to third parties for cash.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Involvement with Variable Interest Entities

The determination of whether financial assets transferred by us to VIEs (and related liabilities) are consolidated on our balance sheet (also referred to as on–balance sheet) or not consolidated on our balance sheet (also referred to as off–balance sheet) depends on the terms of the related transaction and our continuing involvement (if any) with the SPE. We are deemed the primary beneficiary and, therefore, consolidate VIEs for which we have both (a) the power through voting rights or similar rights to direct the activities that most significantly impact the VIE’s economic performance, and (b) a variable interest (or variable interests) that (i) obligates us to absorb losses that could potentially be significant to the VIE and/or (ii) provides us the right to receive residual returns of the VIE that could potentially be significant to the VIE. We determine whether we hold a significant variable interest in a VIE based on a consideration of both qualitative and quantitative factors regarding the nature, size, and form of our involvement with the VIE. We assess whether we are the primary beneficiary of a VIE on an ongoing basis.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Our involvement with consolidated and nonconsolidated VIEs in which we hold a variable interest as of March 31, 2012 and December 31, 2011, is presented below.

($ in thousands)	Consolidated involvement with VIEs		Assets of nonconsolidated VIEs, net (a)	Maximum exposure to loss in nonconsolidated VIEs (b)
March 31, 2012
On–balance sheet variable interest entities
Private-label securitizations	$933,317		$—	$—
Servicer Advance Funding	960,480		—	—
Home Equity Funding	150,607		—	—
Other	2,478		—	—
Off–balance sheet variable interest entities
Ginnie Mae securitizations	2,664,512	(c)	43,317,031	43,317,031
Private-label securitizations	132,455	(d)	4,193,506	4,193,506

Total	$4,843,849		$47,510,537	$47,510,537

December 31, 2011
On–balance sheet variable interest entities
Private-label securitizations	$939,159		$—	$—
Servicer Advance Funding	955,823		—	—
Home Equity Funding	156,423		—	—
Other	2,541		—	—
Off–balance sheet variable interest entities
Ginnie Mae securitizations	2,651,939	(c)	44,126,607	44,126,607
Private-label securitizations	140,709	(d)	4,408,206	4,408,206

Total	$4,846,594		$48,534,813	$48,534,813

(a)	Asset values represent the current UPB of outstanding consumer mortgage loans within the VIEs.
(b)	Maximum exposure to loss represents the current UPB of outstanding consumer mortgage loans based on our customary representation and warranty provisions. This measure is based on the unlikely event that all of the loans have underwriting defects or other defects that trigger a representation and warranty provision and the collateral supporting the loans are worthless. This required disclosure is not an indication of our expected loss.
(c)	Includes $411.2 million and $377.8 million classified as mortgage servicing rights and $2.3 billion and $2.3 billion of mortgage loans held–for–sale that are subject to conditional repurchase options at March 31, 2012 and December 31, 2011, respectively. The corresponding liability related to conditional repurchase option loans is recorded in other liabilities.
(d)	Includes $25.3 million and $26.5 million classified as other assets, $7.8 million and $8.4 million classified as mortgage servicing rights and $99.3 million and $105.8 million of mortgage loans held–for–sale that are subject to conditional repurchase options at March 31, 2012 and December 31, 2011, respectively. The corresponding liability related to conditional repurchase option loans is recorded in other liabilities.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

On–balance Sheet Variable Interest Entities

We engage in securitization and other financing transactions that do not qualify for off–balance sheet treatment. In these situations, we hold beneficial interests or other interests in the VIE, which represents a form of significant continuing economic interest. The interests held include, but are not limited to, senior or subordinate mortgage– or asset–backed securities, interest–only strips, principal–only strips, residuals, and servicing rights. Certain of these retained interests provide credit enhancement to the securitization entity as they may absorb credit losses or other cash shortfalls. Additionally, the securitization documents may require cash flows to be directed away from certain of our retained interests due to specific over–collateralization requirements, which may or may not be performance–driven. Because these securitization entities are consolidated, these retained interests and servicing rights are not recognized as separate assets on our Condensed Consolidated Balance Sheet.

We consolidate certain of these entities because we have a controlling financial interest in the VIE, primarily due to our servicing activities, and because we hold a significant variable interest in the VIE. We are the primary beneficiary of certain private-label securitization entities for which we perform servicing activities and have retained a significant variable interest in the form of a beneficial interest. In cases where we did not meet sale accounting under previous guidance, unless we have made modifications to the overall transaction, we do not meet sale accounting under current guidance as we are not permitted to revisit sale accounting guidelines under the current guidance. In cases where substantive modifications are made, we then reassess the transaction under the amended guidance based on the new circumstances.

Consolidated VIEs represent separate entities with which we are involved. The third–party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have recourse to us, except for customary representation and warranty provisions or situations where we are the counterparty to certain derivative transactions involving the VIE. Cash flows from the assets are restricted only to pay such liabilities. Thus, our economic exposure to loss from outstanding third–party financing related to consolidated VIEs is significantly less than the carrying value of the consolidated VIE assets. All assets are restricted for the benefit of the beneficial interest holders. See Note 13 — Fair Value for discussion of the assets and liabilities for which the fair value option has been elected.

Off-balance Sheet Variable Interest Entities

The nature, purpose, and activities of nonconsolidated securitization entities are similar to those of our consolidated securitization entities with the primary difference being the nature and extent of our continuing involvement. The cash flows from the assets of nonconsolidated securitization entities generally are the sole source of payment on the securitization entities’ liabilities. The creditors of these securitization entities have no recourse to us with the exception of market customary representation and warranty provisions as described in Note 16 — Contingencies and Other Risks.

Nonconsolidated VIEs include entities for which we either do not hold significant variable interests or do not provide servicing or asset management functions for the financial assets held by the securitization entity. Additionally, to qualify for off–balance sheet treatment, transfers of financial assets must meet sale accounting conditions in ASC 860. Our residential mortgage loan securitizations consist of GSE and private-label securitizations. We are not the primary beneficiary of any GSE loan securitization transaction because we do not have the power to direct the significant activities of such entities. Additionally, we do not consolidate certain private-label securitizations because we do not have a variable interest that could potentially be significant or we do not have power to direct the activities that most significantly impact the performance of the VIE.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

For nonconsolidated securitization entities, the transferred financial assets are removed from our balance sheet provided the conditions for sale accounting are met. The financial assets obtained from the securitization are primarily reported as cash, servicing rights, or retained interests (if applicable). As an accounting policy election, we elected fair value treatment for our MSR portfolio. Liabilities incurred as part of these securitization transactions, such as representation and warranty provisions, are recorded at fair value at the time of sale and are reported as other liabilities on our Condensed Consolidated Balance Sheet. Upon the sale of the loans, we recognize a gain or loss on sale for the difference between the assets recognized, the assets derecognized, and the liabilities recognized as part of the transaction.

The following summarizes the pretax gains and losses recognized on financial assets sold into nonconsolidated securitization and similar asset-backed financing entities.

Three months ended March 31, ($ in thousands)	2012	2011
Consumer mortgage — GSEs	$251,693	$(61,504)

Total pretax gain (loss)	$251,693	$(61,504)

The following table summarizes cash flows received from and paid to securitization entities that are accounted for as a sale and in which we have a continuing involvement with the transferred assets (e.g., servicing) that were outstanding during the three months ended March 31, 2012 and 2011. This table contains information regarding cash flows received from and paid to nonconsolidated securitization entities that existed during each period.

	Consumer mortgage
Three months ended March 31, ($ in thousands)	GSEs	Private-Label
2012
Cash proceeds from transfers completed during the period	$10,645,441	$—
Cash flows received on retained interests in securitization entities	—	3,747
Servicing fees	117,166	43,182
Purchases of previously transferred financial assets
Representation and warranty obligations	(19,005)	(4,038)
Other repurchases	(579,948)	(7,517	)(a)
Other cash flows	8,596	23,100

Total net cash flows	$10,172,250	$58,474

2011
Cash proceeds from transfers completed during the period	$15,153,060	$—
Cash flows received on retained interests in securitization entities	—	5,254
Servicing fees	103,041	41,720
Purchases of previously transferred financial assets
Representation and warranty obligations	(43,582)	(14)
Other repurchases	(554,409)	—
Other cash flows	67,929	62,014

Total net cash flows	$14,726,039	$108,974

(a)	Includes repurchases in connection with clean up call options.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The following table represents on–balance sheet mortgage loans held–for–sale and consumer finance receivable and loans, off–balance sheet securitizations, and whole–loan sales where we have continuing involvement. The table presents information about delinquencies and net credit losses. See Note 5 — Servicing Activities for further detail on total serviced assets.

	Total UPB				Amount 60 days or more past due				Net credit losses (recoveries)
									Three months ended March 31,
($ in thousands)	March 31, 2012		December 31, 2011		March 31, 2012		December 31, 2011		2012		2011
On–balance sheet loans
Consumer mortgage held–for–sale	$4,678,850	(a)	$4,650,917	(a)	$3,004,991	(a)	$3,049,234	(a)	$2,374		$7,205	(b)
Consumer mortgage finance receivables and loans	2,550,117		2,623,763		440,072		422,017		26,454		37,634

Total on–balance sheet loans	7,228,967		7,274,680		3,445,063		3,471,251		28,828		44,839

Off–balance sheet securitization entities
Consumer mortgage — GSEs (c)	124,446,063		131,751,844		7,155,304		7,675,811		n/m	(c)	n/m	(c)
Consumer mortgage — nonagency	58,555,428		60,768,935		11,027,854		11,232,126		749,429		1,288,842

Total off–balance sheet securitization entities	183,001,491		192,520,779		18,183,158		18,907,937		749,429		1,288,842

Whole-loan transactions (d)	16,628,200		17,516,446		2,080,368		2,209,088		133,919		188,971

Total	$206,858,658		$217,311,905		$23,708,589		$24,588,276		$912,176		$1,522,652

n/m	= not meaningful
(a)	Includes loans subject to conditional repurchase options of $2.3 billion and $2.3 billion guaranteed by Ginnie Mae, and $128.9 million and $131.8 million sold to certain nonagency mortgage securitization entities at March 31, 2012 and December 31, 2011, respectively. The corresponding liability is recorded in other liabilities.
(b)	We determined the amount previously disclosed related to net credit losses for the three months ended March 31, 2011, were misstated. Previously disclosed net credit losses were $37.3 million for on-balance sheet mortgage loans held for sale. These amounts were corrected in the presentation above. The misstatement had no impact on our consolidated financial conditions or results of operations.
(c)	Anticipated credit losses are not meaningful due to the GSEs guarantees.
(d)	Whole-loan transactions are not part of a securitization transaction, but represent pools of consumer mortgage loans sold to investors.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

5. Servicing Activities

Mortgage Servicing Rights

The following table summarizes our activity related to MSRs. Although there are limited market transactions that are directly observable, management estimates fair value based on the price it believes would be received to sell the MSR asset in an orderly transaction under current market conditions.

($ in thousands)	2012	2011
Estimated fair value at January 1,	$1,233,107	$1,991,586
Additions recognized on sale of mortgage loans	10,573	18,370
Subtractions from sales of servicing assets	—	(139)
Changes in fair value
Due to changes in valuation inputs or assumptions used in the valuation model	86,900	120,806
Other changes in fair value	(76,083)	(84,318)

Estimated fair value at March 31,	$1,254,497	$2,046,305

Changes in fair value due to changes in valuation inputs or assumptions used in the valuation models include all changes due to a revaluation by a model or by a benchmarking exercise. Other changes in fair value primarily include the accretion of the present value of the discount related to forecasted cash flows and the economic run-off of the portfolio.

The key economic assumptions and the sensitivity of the fair value of MSRs to immediate 10% and 20% adverse changes in those assumptions were as follows.

($ in thousands)	March 31, 2012	December 31, 2011
Weighted average life (in years)	4.7	4.3
Weighted average prepayment speed	15.1%	18.0%
Impact on fair value of 10% adverse change	$(111,808)	$(71,223)
Impact on fair value of 20% adverse change	(211,799)	(135,292)
Weighted average discount rate	10.8%	9.5%
Impact on fair value of 10% adverse change	$(24,107)	$(25,396)
Impact on fair value of 20% adverse change	(46,384)	(48,913)

These sensitivities are hypothetical and should be considered with caution. Changes in fair value based on a 10% and 20% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (e.g., increased market interest rates may result in lower prepayments and increased credit losses) that could magnify or counteract the sensitivities. Further, these sensitivities show only the change in the asset balances and do not show any expected change in the fair value of the instruments used to manage the interest rate and prepayment risks associated with these assets. Refer to Note 1– Description of Business and Significant Accounting Policies, in our 2011 Annual Report for additional information regarding our significant assumptions and valuation techniques used in the valuation of mortgage servicing rights.

Risk–mitigation Activities

The primary economic risk related to our MSR is interest rate risk and the resulting impact on prepayment speeds. A significant decline in interest rates could lead to higher than expected prepayments that could reduce the value of the

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

MSRs. We economically hedge the impact of this risk with both derivative and nonderivative financial instruments. These instruments include interest rate swaps, caps and floors, options to purchase these items, futures and forward contracts, constant monthly maturity (index trades), synthetic interest only and principal only securities and/or to–be–announced (TBAs) securities. The net fair value of derivative financial instruments used to mitigate this risk was $(339.5) million and $(199.8) million at March 31, 2012 and December 31, 2011, respectively. See Note 14 — Derivative Instruments and Hedging Activities for additional information.

The components of servicing valuation and hedge activities, net, were as follows.

Three months ended March 31, ($ in thousands)	2012	2011
Change in estimated fair value of mortgage servicing rights	$10,817	$36,488
Change in fair value of derivative financial instruments	104,499	12,423

Servicing valuation and hedge activities, net	$115,316	$48,911

Mortgage Servicing Fees

The components of servicing fees were as follows.

Three months ended March 31, ($ in thousands)	2012	2011
Contractual servicing fees (net of guarantee fees and including sub-servicing)	$140,375	$167,384
Late fees	16,806	18,991
Ancillary fees	31,760	31,289

Total	$188,941	$217,664

Mortgage Servicer Advances

In connection with our primary servicing activities (i.e., servicing of mortgage loans), we make certain payments for property taxes and insurance premiums, default and property maintenance payments, as well as advances of principal and interest payments before collecting them from individual borrowers. Servicer advances, including contractual interest are priority cash flows in the event of a loan principal reduction or foreclosure and ultimate liquidation of the real estate–owned property, thus making their collection reasonably assured. These servicer advances are included in accounts receivable and totaled $1.8 billion and $1.8 billion at March 31, 2012 and December 31, 2011, respectively. We maintain an allowance for uncollectible primary servicer advances, which totaled $42.5 million and $42.5 million at March 31, 2012 and December 31, 2011, respectively. Our potential advance obligation is influenced by a borrower’s performance and credit quality.

We advance funds for various activities related to the foreclosure process principally related to attorney fees and costs, appraisals, escrow, insurance and property preservation, in the event we, or the investor, determine foreclosure is the most appropriate loss mitigation strategy. In the current environment, many states and local jurisdictions are requiring us to alter our processes in connection with foreclosures and in some circumstances this can result in restarting the foreclosure process entirely or repeating certain of the required steps (foreclosure restarts). To the extent we restart the process, in whole or in part, we will not be reimbursed for advances in connection with the original activities. The circumstances and extent of any foreclosure restart are specific and unique to each state and/or local jurisdiction. At March 31, 2012, we had an allowance for uncollectible advances in connection with estimated foreclosure restarts of $10.4 million.

At March 31, 2012 and December 31, 2011 we had an allowance for uncollectible primary servicer advances of $7.5 million, respectively, related to expected loan modification activities. See Note 16 — Contingencies and Other Risks for additional information. To the extent amounts had been advanced for loans

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

that are expected to be modified in connection with our Settlement, these amounts will not be collected. The amount of this allowance is management’s best estimate given the anticipated modification activity.

When we act as a subservicer of mortgage loans we perform the responsibilities of a primary servicer but do not own the corresponding primary servicing rights. We receive a fee from the primary servicer for such services. As the subservicer, we would have the same responsibilities of a primary servicer in that we would make certain payments of property taxes and insurance premiums, default and property maintenance, as well as advances of principal and interest payments before collecting them from individual borrowers. As of March 31, 2012 and December 31, 2011, outstanding servicer advances related to subserviced loans were $127.1 million and $124.9 million and we had a reserve for uncollectible subservicer advances of $1.0 million and $1.1 million, respectively.

In many cases where we act as master servicer we also act as primary servicer. In connection with our master servicing activities, we service the mortgage–backed and mortgage–related asset–backed securities and whole–loan packages sold to investors. As the master servicer, we collect mortgage loan payments from primary servicers and distribute those funds to investors in mortgage–backed and asset–backed securities and whole–loan packages. As the master servicer, we are required to advance scheduled payments to the securitization trust or whole–loan investors. To the extent the primary servicer does not advance the payments, we are responsible for advancing the payment to the trust or whole–loan investors. Master servicer advances, including contractual interest, are priority cash flows in the event of a default, thus making their collection reasonably assured. In most cases, we are required to advance these payments to the point of liquidation of the loan or reimbursement of the trust or whole–loan investors. We had outstanding master servicer advances of $189.9 million and $158.2 million as of March 31, 2012 and December 31, 2011, respectively. We had no reserve for uncollectible master servicer advances at March 31, 2012 and December 31, 2011.

Serviced Mortgage Assets

In many cases, we act as both the primary and master servicer. However, in certain cases, we also service loans that have been purchased and subsequently sold through a securitization trust or whole–loan sale whereby the originator retained the primary servicing rights and we retained the master servicing rights.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The unpaid principal balance of total serviced mortgage assets was as follows.

($ in millions)	March 31, 2012	December 31, 2011
On–balance sheet mortgage loans (a)
Held–for–sale and investment	$7,018	$6,828
Off–balance sheet mortgage loans
Loans held by third–party investors
Consumer mortgage private-label	48,514	50,886
Consumer mortgage agency	124,339	131,635
Consumer mortgage whole-loan portfolios	14,484	15,104
Purchased servicing rights (b)	3,089	3,247

Total primary serviced mortgage loans	197,444	207,700
Subserviced mortgage loans (c)	169,223	169,531

Master servicing only mortgage loans	8,225	8,557

Total serviced mortgage loans	$374,892	$385,788

(a)	Includes on–balance sheet securitization consumer finance receivables and loans. See Note 3 — Finance Receivables and Loans, net, for additional information.
(b)	There is no recourse to us outside of customary contractual provisions relating to the execution of the services we provide.
(c)	Includes loans where we act as a subservicer under contractual agreements with the primary servicer. As subservicer, there is no recourse to us outside of customary contractual provisions relating to the execution of the services we provide, except for loans subserviced on behalf of Ally Bank. See Note 17 — Related Party Transactions for additional information.

The following table sets forth information concerning the delinquency experience in our domestic consumer mortgage loan primary servicing portfolio, including pending foreclosures.

	March 31, 2012		December 31, 2011
($ in millions)	Number of loans	Unpaid principal balance	Number of loans	Unpaid principal balance
Total U.S. mortgage loans primary serviced	1,517,358	$197,171	1,587,113	$207,380

Period of delinquency
30 to 59 days	53,549	$7,559	67,239	$9,289
60 to 89 days	19,427	3,024	25,138	3,695
90 days or more	25,521	4,310	27,570	4,467
Foreclosures pending	67,843	12,947	68,166	13,018
Bankruptcies	33,807	4,758	34,956	4,869

Total delinquent loans	200,147	$32,598	223,069	$35,338

Percent of U.S. mortgage loans primary serviced	13.2%	16.5%	14.1%	17.0%

Certain of our subsidiaries which conduct our primary and master servicing activities are required to maintain certain servicer ratings in accordance with master agreements entered into with a GSE. At March 31, 2012, we are in compliance with the servicer rating requirements of the master agreements.

We are also required to maintain consolidated tangible net worth, as defined, of $250.0 million, under our agreements with a GSE. In the event of default, the GSE could require posting collateral in an amount based on

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

repurchase demands outstanding plus recourse obligations; termination or suspension of our selling and servicing contract; require additional or more frequent financial and operational reporting; limit early funding programs or trading desk transactions; accelerate rebuttal time periods for outstanding repurchase demands; or take other actions permitted by law. Should we or our subsidiaries fail to remain in compliance with these requirements and as a result should our mortgage selling and servicing contract be terminated, cross default provisions within certain credit and bilateral facilities could be triggered. At March 31, 2012, we had consolidated tangible net worth of $399.3 million in compliance with our contractual covenant.

At March 31, 2012, domestic insured private-label securitizations with an unpaid principal balance of $5.4 billion contain provisions entitling the monoline or other provider of contractual credit support (surety providers) to declare a servicer default and terminate the servicer upon the failure of the loans to meet certain portfolio delinquency and/or cumulative loss thresholds. Securitizations with an unpaid principal balance of $4.8 billion had breached a delinquency and/or cumulative loss threshold. While we continue to service these loans and receive service fee income with respect to these securitizations, the value of the related MSR is zero at March 31, 2012. Securitizations with an unpaid principal balance of $574.0 million have not yet breached a delinquency or cumulative loss threshold. The value of the related MSR is $4.0 million at March 31, 2012.

6. Accounts Receivable, Net

($ in thousands)	March 31, 2012	December 31, 2011
Servicer advances, net (a)	$2,050,651	$2,045,446
Loan insurance guarantee receivable, net (b)	874,985	745,396
Servicing fees receivable	87,402	87,208
Due from brokers for derivative trades	54,294	94,024
Accrued interest receivable	36,883	37,962
Other	53,041	41,712

Total accounts receivable, net	$3,157,256	$3,051,748

(a)	The allowance for uncollectible servicer advances was $43.5 million and $43.7 million at March 31, 2012 and December 31, 2011, respectively.
(b)	Represents mortgage loans in foreclosure for which a guarantee from Ginnie Mae exists, net of a reserve for uncollectible guaranteed receivables of $28.0 million and $21.8 million at March 31, 2012 and December 31, 2011, respectively.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

7. Other Assets

($ in thousands)	March 31, 2012	December 31, 2011
Property and equipment at cost	$255,750	$252,890
Accumulated depreciation and amortization	(212,771)	(207,645)

Net property and equipment	42,979	45,245
Fair value of derivative contracts in receivable position	3,621,448	4,877,197
Collateral placed with derivative counterparties	1,110,251	1,095,287
Restricted cash	397,494	448,819
Foreclosed assets	63,987	71,485
Receivables from Ally Bank	37,045	—
Trading securities	32,302	33,303
Interests retained in financial asset sales	—	23,102
Income taxes receivable	—	5,111
Other	25,866	28,603

Total other assets	$5,331,372	$6,628,152

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

8. Borrowings

Borrowings were as follows.

	Weighted average end of period interest rates		March 31, 2012			December 31, 2011
($ in thousands)	March 31, 2012	December 31, 2011	Unsecured	Secured	Total	Unsecured	Secured	Total
Short-term borrowings
Borrowings from parent	3.0%	3.0%	$—	$410,000	$410,000	$—	$183,595	$183,595
Borrowings from affiliate	5.0%	5.1%	—	250,000	250,000	—	250,000	250,000
Other short-term borrowings	6.3%	6.3%	—	158,000	158,000	—	323,000	323,000

Total short-term borrowings	4.3%	5.1%	—	818,000	818,000	—	756,595	756,595

Long-term borrowings
Borrowings from parent	3.0%	3.0%	—	749,873	749,873	—	755,769	755,769
Collateralized borrowings in securitization trusts (a)	4.6%	4.7%	—	828,418	828,418	—	830,318	830,318
Other long-term borrowings	8.2%	8.0%	1,112,587	3,198,189	4,310,776	1,096,789	3,285,615	4,382,404

Total long-term borrowings	7.0%	6.9%	1,112,587	4,776,480	5,889,067	1,096,789	4,871,702	5,968,491

Total borrowings	6.7%	6.7%	$1,112,587	$5,594,480	$6,707,067	$1,096,789	$5,628,297	$6,725,086

(a)	Collateralized borrowings with an outstanding balance of $2.5 billion and $2.6 billion were recorded at fair value of $828.4 million and $829.9 million as of March 31, 2012 and December 31, 2011, respectively. See Note 13 — Fair Value for additional information.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The following table summarizes the maturity profile of our borrowings by type. Amounts represent the scheduled maturity of debt, assuming no early redemptions occur. For sources of borrowings without a stated maturity date (as is the case with uncommitted agreements), the maturities are assumed to occur within 2012.

($ in millions)	2012	2013	2014	2015	2016	2017 and thereafter	Total
Secured borrowings
Borrowings from parent	$1,159.9	$—	$—	$—	$—	$—	$1,159.9
Borrowings from affiliate	250.0	—	—	—	—	—	250.0
Collateralized borrowings in securitization trusts (a)	—	—	—	—	—	828.4	828.4
Other secured borrowings	239.7	789.3	805.1	719.3	—	802.8	3,356.2

Total secured borrowings	1,649.6	789.3	805.1	719.3	—	1,631.2	5,594.5
Unsecured borrowings	351.6	537.3	109.5	114.2	—	—	1,112.6

Total borrowings	$2,001.2	$1,326.6	$914.6	$833.5	$—	$1,631.2	$6,707.1

(a)	The principal on the debt securities is paid using cash flows from underlying collateral (mortgage loans). Accordingly, the timing of the principal payments on these debt securities is dependent on the payments received, and as such, we elected to represent the full term of the securities in the 2017 and thereafter time frame.

We did not make a $20.1 million semi-annual interest payment that was due on April 17, 2012, related to $473.4 million outstanding senior unsecured notes maturing in June 2013. The indenture provides that a failure to pay interest on an interest payment date does not become an event of default unless such failure continues for a period of 30 days.

The most restrictive financial covenants in our credit facilities require us to maintain consolidated tangible net worth of $250.0 million as of the end of each month, consolidated liquidity of $250.0 million daily, and unrestricted liquidity of $250.0 million daily. For these purposes, consolidated tangible net worth is defined as our consolidated equity excluding intangible assets. Unrestricted liquidity is defined as certain unrestricted and unencumbered cash balances in U.S. dollars and cash equivalents on a consolidated basis. We view unrestricted liquidity as cash readily available to cover operating demands across our business operations. These financial covenants are included in certain of our bilateral facilities. Should we fail to remain in compliance with these requirements, remedies include but are not limited to, at the option of the facility provider, termination of further funding, acceleration of outstanding obligations, rights to realize against the assets securing or otherwise supporting the facility, and other legal remedies. Our liquidity providers can waive their contractual rights in the event of a default.

We are required to maintain consolidated tangible net worth, as defined, of $250.0 million, under our agreements with a GSE. In the event of default, the GSE could require posting collateral in an amount based on repurchase demands outstanding plus recourse obligations; termination or suspension of our selling and servicing contract; require additional or more frequent financial and operational reporting; limit early funding programs or trading desk transactions; accelerate rebuttal time periods for outstanding repurchase demands; or take other actions permitted by law. We and certain of our subsidiaries are also required to maintain certain servicer ratings. Should we or our subsidiaries fail to remain in compliance with these requirements and as a result should our mortgage selling and servicing contract be terminated, cross default provisions within certain credit and bilateral facilities could be triggered.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

At March 31, 2012, our consolidated tangible net worth, as defined, was $399.3 million, in compliance with all of our consolidated tangible net worth covenants. In addition we are in compliance with our consolidated and unrestricted liquidity requirements and required servicer ratings as of March 31, 2012. Refer to Note 1 – Description of Business, Basis of Presentation and Changes in Significant Accounting Policies for additional information.

The following table summarizes the outstanding, unused, and total capacity of our funding facilities at March 31, 2012. We use both committed and uncommitted credit facilities. The financial institutions providing the uncommitted facilities are not legally obligated to advance funds under them.

March 31, 2012 ($ in thousands)	Outstanding	Unused capacity	Total capacity
Facilities with parent
Ally Inc. Senior Secured Credit Facility	$749,873	$—	$749,873
Ally Inc. LOC	410,000	1,190,000	1,600,000

Total facilities with parent	1,159,873	1,190,000	2,349,873
Facilities with affiliate
Secured financing agreement—BMMZ	250,000	—	250,000
Secured funding facilities—committed
Mortgage servicing rights facility	158,000	—	158,000
Servicer advance funding facilities	727,838	197,162	925,000
Home equity funding facility	127,294	—	127,294
Other funding facilities	—	11,000	11,000

Total committed	1,263,132	208,162	1,471,294

Total funding facilities	$2,423,005	$1,398,162	$3,821,167

Facilities with Parent and Affiliates

Ally Inc. Senior Secured Credit Facility

On April 10, 2012, this facility was amended and the maturity date was extended to May 14, 2012. The borrowers, RFC and GMAC Mortgage (collectively, the Borrowers), no longer have the ability to request revolving loans under the facility. The facility is secured by certain domestic whole loans, accounts receivable, notes receivable, securities, and equity investments of the Borrowers. The facility contains limitations on the use of proceeds from sales of pledged collateral with any such proceeds required to be paid to Ally Inc. to reduce the balance outstanding.

Ally Inc. Line of Credit (LOC)

At March 31, 2012, the maximum capacity of the LOC was $1.6 billion, comprised of $1.1 billion of secured capacity and $500.0 million of unsecured capacity. On April 10, 2012, this facility was amended, extending the maturity date to May 14, 2012 and the $500.0 million of unsecured capacity was terminated. Certain domestic whole loans, accounts receivable, notes receivable, mortgage servicing rights, securities, and equity investments of the Borrowers secure draws under the LOC, which are available to the extent there is sufficient collateral securing the draw. Draws under the LOC are available only if certain unrestricted and unencumbered balances in U.S. dollars and cash equivalents of us and our subsidiaries are less than $300.0 million. The available amount and the borrowing base of the LOC will both be reduced by the amount of any collateral posted or delivered by Ally IM to the Borrowers or us pursuant to certain derivative transaction

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

agreements with Ally IM. The obligations under the LOC and the Ally IM Derivative Agreements are cross-collateralized for the benefit of Ally Inc.

BMMZ Holdings, LLC Secured Financing Agreement (BMMZ Repo)

BMMZ Holdings LLC (BMMZ) is a wholly owned subsidiary of Ally Inc. The aggregate facility amount is $250.0 million. The secured financing agreement is collateralized by domestic mortgage loan assets. The maturity date is the earlier of the maturity date of the LOC or December 19, 2012.

Secured Funding Facilities

Mortgage Servicing Rights Facility

On March 31, 2012, the facility was amended such that no additional draws can be made after that date, effectively reducing the maximum capacity to $158.0 million. The facility maturity date was amended to the earlier of two days prior to the maturity of the Ally Inc. LOC or May 30, 2012.

Servicer Advance Funding Facilities

At March 30, 2012, the secured facility to fund mortgage servicer advances had total capacity of $800.0 million, consisting of an $800.0 million variable funding note which will begin amortizing on March 12, 2013 and has a stated final maturity of March 12, 2020. On March 13, 2012, the facility was amended whereby the new variable funding note was issued with the proceeds being used to pay down the then outstanding variable funding and term notes.

A second secured facility to fund mortgage servicer advances has capacity of $125.0 million. On August 1, 2012, the scheduled revolving period will end, after which date no new advances will be funded and the 18–month repayment period will begin. Termination will occur upon the earlier of the end of the repayment period or the date the outstanding loan amount is paid in full.

Home Equity Funding Facility

The secured facility to fund home equity mortgage loans consisted of $127.3 million in variable funding notes due to mature on February 25, 2031.

Collateralized Borrowings in Securitization Trusts

We previously sold pools of consumer mortgage loans through private-label securitization transactions. The purpose of these securitizations was to provide permanent funding and exit for these assets. Certain of these securitizations were accounted for as secured borrowings, and therefore, the debt is reflected on our Condensed Consolidated Balance Sheet.

Other Borrowings

Junior Secured Notes

The outstanding balance of the Junior Secured Notes at March 31, 2012, was $2.1 billion with a final maturity on May 15, 2015. The unamortized balance of deferred concession recognized as a result of our 2008 exchange offer was $220.2 million. The deferred concession is being amortized over the life of the secured notes

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

using the effective yield method. For the three months ended March 31, 2012 and 2011, $25.9 million and $24.9 million, respectively, of deferred concession was amortized into earnings as a reduction of interest expense.

GMAC Mortgage, its immediate parent, GMAC Residential Holding Company, LLC (Res Holdings), RFC, its immediate parent, GMAC-RFC Holding Company, LLC (RFC Holdings), and Homecomings Financial, LLC (Homecomings), a wholly owned subsidiary of RFC, are all guarantors with respect to the junior secured notes.

Upon repayment in full of the Ally Inc. Senior Secured Credit Facility, net cash proceeds from sales of assets that were previously pledged as collateral to the Ally Inc. Senior Secured Credit Facility may be used to repurchase, optionally redeem or optionally prepay the junior secured notes. In the event net cash proceeds are not used to repurchase or optionally redeem or prepay the junior secured notes, or to reinvest in permissible collateral with a fair value substantially equivalent to the net cash proceeds (collectively, the Reinvested Proceeds), under certain circumstances, we may be required to make an offer to all holders of the junior secured notes to purchase notes in an amount equal to the excess of the net cash proceeds over the Reinvested Proceeds.

Unsecured Notes

As of March 31, 2012, unsecured notes include $673.3 million of U.S. dollar-denominated senior notes maturing between June 2012 and June 2015, $131.2 million euro-denominated notes maturing in May 2012 and $167.7 million U.K. sterling-denominated notes maturing between May 2013 and July 2014. We hedge a portion of the interest rate risk associated with our fixed-rate euro and U.K. sterling notes. As of March 31, 2012, we had interest rate swap agreements in place with notional amounts of $147.2 million and $103.9 million for our euro and U.K sterling denominated notes, respectively.

We did not make a $20.1 million semi-annual interest payment that was due on April 17, 2012, related to $473.4 million outstanding senior unsecured notes maturing in June 2013. The indenture provides that a failure to pay interest on an interest payment date does not become an event of default unless such failure continues for a period of 30 days.

Medium-term Unsecured Notes

Represents $140.4 million of peso-denominated notes issued by our wholly owned subsidiary GMAC Financiera S.A de C.V., SOFOM, ENR (GMAC Financiera) that mature in June 2012. ResCap, GMAC Mortgage, Res Holdings, RFC, RFC Holdings, and Homecomings are guarantors of the medium-term unsecured notes.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Collateral for Secured Debt

The following table summarizes the carrying value of assets that are restricted, pledged, or for which a security interest has been granted as collateral for the payment of certain debt obligations.

($ in thousands)	March 31, 2012	December 31, 2011
Cash and cash equivalents	$85,628	$82,389
Mortgage loans held–for–sale	1,610,350	1,688,037
Finance receivables and loans, net
Consumer	979,137	1,005,982
Commercial	4,205	4,226

Total finance receivables and loans, net	983,342	1,010,208
Mortgage servicing rights	843,299	855,343
Accounts receivable, net	2,481,190	2,404,231
Other assets	77,676	81,960

Total assets restricted as collateral	$6,081,485	$6,122,168

Related secured debt	$5,594,480	$5,628,297

A portion of the assets included in the table above represent assets of subsidiaries whose equity has been pledged to secure the Ally Inc. Senior Secured Credit Facility and the Ally Inc. LOC. At March 31, 2012, there were $3.0 million of equity interests of these subsidiaries pledged to the Ally Inc. Senior Secured Credit Facility. We have also provided a lien on certain of our consolidated assets, as specified in the Ally Inc. Senior Secured Credit Facility agreements, for the benefit of the Ally Inc. Senior Secured Credit Facility and the Junior Secured Notes. Included in the table above is $1.9 billion and $2.0 billion at March 31, 2012 and December 31, 2011, respectively, of collateral pledged that can be re–hypothecated or re–pledged by the secured party.

The following table summarizes the carrying value of assets pledged and the amount of related debt outstanding by our secured borrowing types.

	March 31, 2012		December 31, 2011
($ in thousands)	Total assets restricted as collateral	Related secured debt	Total assets restricted as collateral	Related secured debt
Borrowings from parent and affiliate
Ally Inc. Senior Secured Credit facility	$1,326,032	$749,873	$1,340,954	$755,769
Ally Inc. LOC	1,553,328	410,000	1,582,033	183,595
BMMZ Repo	377,645	250,000	401,118	250,000
Collateralized borrowings in securitization trusts	912,434	828,418	918,232	830,318
Other secured borrowings
Junior Secured Notes (a)	—	2,340,680	—	2,366,600
Mortgage servicing rights facility	675,544	158,000	634,345	323,000
Servicer advance funding facilities	1,083,408	727,838	1,086,011	780,385
Home equity funding facility	147,042	127,294	153,191	135,800
Other secured facility	6,052	2,377	6,284	2,830

Total	$6,081,485	$5,594,480	$6,122,168	$5,628,297

(a)	The Junior Secured Notes are secured by the same collateral that secures the Ally Inc. Senior Secured Credit facility.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

9. Other Liabilities

($ in thousands)	March 31, 2012	December 31, 2011
Fair value of derivative instruments	$3,928,437	$5,113,531
Liability for option to repurchase assets (a)	2,359,323	2,386,734
Liability for representation and warranty obligations	810,805	824,776
Collateral received from derivative counterparties	604,836	656,109
Accounts payable	317,493	360,726
Interest payable	126,803	62,225
Reserve for legal proceedings	99,646	94,516
Mortgage foreclosure settlement	92,061	204,000
Reserve for insurance losses	86,716	91,615
Employee compensation and benefits	67,966	87,542
Liability for assets sold with recourse	32,592	32,156
Ally Inc. management fee (b)	14,878	31,020
Income taxes	3,899	—
Restructuring reserve	1,901	4,342
Payable to Ally Bank	—	21,001
Other	21,805	25,733

Total other liabilities	$8,569,161	$9,996,026

(a)	We recognize a liability for the conditional repurchase option on certain assets held by off-balance sheet securitization trusts. The corresponding asset is recorded in mortgage loans held for sale. See Note 2 — Mortgage Loans Held–for–Sale and Note 4 — Securitizations and Variable Interest Entities for additional information.
(b)	Includes costs for personnel, information technology, communications, corporate marketing, procurement, and services related to facilities incurred by Ally Inc. and allocated to us. See Note 17 — Related Party Transactions for additional information.

10. Other Revenue, net

Three months ended March 31, ($ in thousands)	2012	2011
Change due to fair value option elections
Consumer mortgage finance receivables and loans, net	$36,037	$19,246
Collateralized borrowings	(52,127)	(36,148)
Loan broker fee from Ally Bank	23,343	9,496
Insurance income	4,343	6,357
Gain on interests retained in financial assets sales	—	3,430
Other	8,436	3,650

Total other revenue, net	$20,032	$6,031

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

11. Other Noninterest Expense, net

Three months ended March 31, ($ in thousands)	2012	2011
Ally Inc. management fees (a)	$29,053	$16,915
Legal fees	23,473	10,191
Loan administration fees	22,928	18,244
Equipment and supplies	6,868	8,126
Insurance losses	4,126	12,577
Other	13,056	16,048

Total other noninterest expense, net	$99,504	$82,101

(a)	Includes allocated costs for personnel, information technology, communication, corporate marketing, procurement, and services related to facilities incurred by Ally Inc. and allocated to us. See Note 17 — Related Party Transactions for additional information.

12. Income Tax

We are a division of Ally Inc, a corporation, for income tax purposes. We are subject to corporate U.S. Federal, state and local taxes and are included in the consolidated Ally Inc. U.S Federal and unitary and/or consolidated state income tax returns. We provide for our U.S. Federal and state taxes on a stand alone basis, which is consistent with the applicable tax sharing agreements with direct and indirect parent companies up through Ally Inc. The tax sharing agreement requires taxes to be based on the income tax liability determined as if we were a separate affiliated group of corporations filing consolidated U.S. Federal and state income tax returns. Our foreign businesses have been and continue to operate as corporations and are subject to, and provide for, U.S. Federal, state, and/or foreign income tax.

At March 31, 2012 and December 31, 2011 we have current income taxes payable of $11.1 million and $(1.7) million, respectively, to Ally Inc. pursuant to the tax sharing agreements.

We continue to be in a net deferred tax asset position, which is fully offset by a deferred tax asset valuation allowance. The net deferred tax asset includes a significant tax net operating loss carryforward. Thus, the year to date tax expense has been largely offset by the decrease of the applicable deferred tax asset valuation allowance. Tax expense from continuing operations of $5.9 million and $8.9 million for the three months ended March 31, 2012 and 2011 relates primarily to certain taxes that are not eligible for offset by U.S. net operating losses, including those on foreign income.

Gross unrecognized tax benefits totaled $7.6 million and $11.7 million at March 31, 2012 and 2011. The amount of unrecognized tax benefits that, if recognized, would affect our effective tax rate at March 31, 2012 and 2011 is approximately $5.3 million and $9.4 million, respectively. Related interest and penalties accrued for uncertain income tax positions are recorded in interest expense and other operating expenses, respectively. As of March 31, 2012 and 2011, we had approximately $2.3 million and $2.3 million, respectively, accrued for the payment of interest and penalties. We are generally no longer subject to U.S. federal, state, local, or foreign income tax examinations by tax authorities for years before 2007. A significant change in the unrecognized tax benefits is not expected within the next 12 months.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

13. Fair Value

Fair Value Measurements

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability. Additionally, entities are required to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

A three–level hierarchy is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities at the measurement date. Additionally, we must have the ability to access the active market, and the quoted prices cannot be adjusted by us.

Level 2	Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

Transfers	Transfers into or out of any hierarchy level are recognized at the end of the reporting period in which the transfer occurred. There were no material transfers between any levels during the three months ended March 31, 2012.

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.

•

Mortgage loans held–for–sale — We originate and purchase residential mortgage loans that we intend to sell to the GSEs. We also own nonagency eligible residential mortgage loans that were originated or purchased in prior years. Consumer mortgage loans we intend to sell to the GSEs are carried at fair value as a result of a fair value election. Our nonagency eligible residential mortgage loans are accounted for at the lower of cost or fair value. We elected to fair value nongovernment eligible mortgage loans held–for–sale subject to conditional repurchase options recognized on or after January 1, 2011. Only those non-fair value elected loans that are currently being carried at fair value are included within our nonrecurring fair value measurement tables. Mortgage loans held–for–sale account for 9.7% of all recurring and nonrecurring assets reported at fair value at March 31, 2012.

Mortgage loans held–for–sale are typically pooled together and sold into certain exit markets, depending upon underlying attributes of the loan, such as agency eligibility, product type, interest rate, and

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

credit quality. Two valuation methodologies are used to determine the fair value of mortgage loans held–for–sale. The methodology used depends on the exit market as described below.

Loans valued using observable market prices for identical or similar assets (a Level 2 fair value) — Includes all agency–eligible mortgage loans carried at fair value due to fair value option election, which are valued predominantly using published forward agency prices. Also includes any domestic loans and foreign loans where recently negotiated market prices for the loan pool exist with a counterparty (which approximates fair value) or quoted market prices for similar loans are available. As of March 31, 2012, we classified 34.3% of our mortgage loans held–for–sale that are being carried at fair value on a recurring basis as Level 2.

Loans valued using internal models (a Level 3 fair value) — Includes all conditional repurchase option loans carried at fair value due to the fair value option election and all nonagency eligible residential mortgage loans that are accounted for at the lower of cost or fair value. The fair value of these residential mortgage loans are determined using internally developed valuation models because observable market prices were not available. The loans are priced on a discounted cash flow basis utilizing cash flow projections from internally developed models that utilize prepayment, default, and discount rate assumptions. To the extent available, we utilize market observable inputs such as interest rates and market spreads. If market observable inputs are not available, we are required to utilize internal inputs, such as prepayment speeds, credit losses, and discount rates. While numerous controls exist to calibrate, corroborate, and validate the internal inputs, they require the use of judgment by us and can have a significant impact on the determination of the loan’s fair value. As of March 31, 2012, 100.0% of our mortgage loans held–for–sale that are currently being carried at fair value on a nonrecurring basis and 65.7% of our mortgage loans held-for-sale that are carried at fair value on a recurring basis are classified as Level 3.

•

Consumer Finance receivables and loans, net — We elected the fair value option for consumer mortgage finance receivables and loans related to our on–balance sheet securitizations. A complete description of these securitizations is provided in the On-balance sheet securitization debt section later in this Note. The remaining balance of our consumer finance receivables and loans are reported on the balance sheet at their principal amount outstanding, net of charge-offs, allowance for loan losses, and net premiums/discounts.

For the securitization trusts for which we elected fair value option, the loans are measured at fair value using a portfolio approach. The values for loans held on an in-use basis may differ considerably from loans held–for–sale that can be sold in the whole-loan market. This difference arises primarily due to the liquidity of the ABS/MBS market and is evident in the fact that spreads applied to lower rated ABS/MBS are considerably wider than spreads observed on senior bond classes and in the whole-loan market. The objective in linking the fair value of these loans to the fair value of the related securitization debt is to properly account for our retained economic interest in the securitizations. As of March 31, 2012, we classified 100.0% of our fair value elected consumer mortgage finance receivables and loans as Level 3. These loans account for 12.9% of all recurring and nonrecurring assets reported at fair value at March 31, 2012.

•

Mortgage servicing rights — MSRs currently do not trade in an active market with observable prices, therefore we use internally developed discounted cash flow models to estimate the fair value of MSRs. These internal valuation models estimate net cash flows based on internal operating assumptions that we believe would be used by market participants combined with market-based assumptions for loan prepayment rates, interest rates, and discount rates that management believes approximate yields required by investors in this asset. Cash flows primarily include servicing fees, float income, and late fees, in each case less estimated operating costs to service the loans. The estimated cash flows are discounted using an

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

option-adjusted spread derived discount rate. At March 31, 2012, 100.0% of our MSRs are classified as Level 3 and account for 19.5% of all recurring and nonrecurring assets reported at fair value.

•

Derivative instruments — We enter into a variety of derivative financial instruments as part of our risk management strategies. Derivative assets account for 56.3% of all recurring and nonrecurring assets and derivative liabilities account for 82.1% of all recurring and nonrecurring liabilities reported at fair value at March 31, 2012.

Certain of these derivatives are exchange traded, such as Eurodollar futures. To determine the fair value of these instruments, we utilize the exchange prices for the particular derivative contract; therefore, we classified these contracts as Level 1. We classified less than 1% of the derivative assets and less than 1% of the derivative liabilities reported at fair value as Level 1 at March 31, 2012.

We also execute over–the–counter derivative contracts, such as interest rate swaps, swaptions, forwards, caps, floors and agency-to-be-announced (TBAs) securities. We utilize third–party–developed valuation models that are widely accepted in the market to value our over–the–counter derivative contracts. The specific terms of the contract and market observable inputs (such as interest rate forward curves and interpolated volatility assumptions) are used in the model. We classified 99.1% of the derivative assets and 98.8% of the derivative liabilities reported at fair value as Level 2 at March 31, 2012.

We also hold certain derivative contracts that are structured specifically to meet a particular hedging objective. These derivative contracts often are utilized to hedge risks inherent within certain on–balance sheet securitizations. To hedge risks on particular bond classes or securitization collateral, the derivative’s notional amount is often indexed to the hedged item. As a result, we typically are required to use internally developed prepayment assumptions as an input into the model to forecast future notional amounts on these structured derivative contracts. Accordingly, we classified these derivative contracts as Level 3. These derivative contracts accounted for less than 1% of the derivative assets and less than 1% of the derivative liabilities reported at fair value at March 31, 2012.

At March 31, 2012, we were counterparty to a forward flow agreement with Ally Bank, which effectively transfers the exposure to changes in fair value of specified pools of Ally Bank’s mortgage loans held–for–sale and interest rate lock commitments to us. In addition, at March 31, 2012 we were counterparty to a total return swap agreement with Ally Bank that effectively transfers the total economic return of a specified portfolio of mortgage servicing rights owned by Ally Bank to us in exchange for a variable payment based on a fixed spread to LIBOR. The underlying reference assets that support the value of the swap agreements are valued using internally developed valuation assumptions; therefore the swaps are classified as Level 3. These agreements accounted for less than 1% of the derivative assets and less than 1% of the derivative liabilities reported at fair value at March 31, 2012. Both of these agreements were terminated on April 30, 2012. See Note 17 — Related Party Transactions for additional information.

We are required to consider all aspects of nonperformance risk, including our own credit standing, when measuring fair value of a liability. We reduce credit risk on the majority of our derivatives by entering into legally enforceable agreements that enable the posting and receiving of collateral associated with the fair value of our derivative positions on an ongoing basis. In the event that we do not enter into legally enforceable agreements that enable the posting and receiving of collateral, we will consider our credit risk and the credit risk of our counterparties in the valuation of derivative instruments through a credit valuation adjustment (CVA), if warranted.

•

On-balance sheet securitizations — We elected the fair value option for certain consumer mortgage finance receivables and loans, and securitization debt for certain of our on-balance sheet securitizations. The objective in measuring these loans and related securitization debt at fair value is to

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

approximate our economic exposure to the collateral securing the securitization debt. The remaining on-balance sheet securitization debt that was not fair value option–elected is reported on the balance sheet at cost, net of premiums or discounts and all issuance costs.

We value securitization debt that was fair value option–elected, as well as any trading securities or interests retained in financial asset sales, using market observable prices whenever possible. The securitization debt is principally in the form of asset-backed and mortgage-backed securities collateralized by the underlying consumer mortgage finance receivables and loans. Due to the attributes of the underlying collateral and current capital market conditions, observable prices for these instruments are typically not available in active markets. We base valuations on internally developed discounted cash flow models that use a market-based discount rate. In order to estimate cash flows, we utilize various significant assumptions, including market observable inputs such as forward interest rates, as well as internally developed inputs such as prepayment speeds, delinquency levels, and credit losses. As a result of the reliance on significant assumptions and estimates for model inputs, at March 31, 2012, 100.0% of fair value option–elected securitization debt is classified as Level 3. On-balance sheet securitization debt accounts for 17.3% of all recurring and nonrecurring liabilities reported at fair value at March 31, 2012.

Recurring Fair Value

The following tables display the assets and liabilities measured at fair value on a recurring basis, including financial instruments for which we elected the fair value option. In certain cases we economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The table below displays the hedges separately from the hedged items and, therefore, does not directly display the impact of our risk management activities.

	Recurring fair value measurements
March 31, 2012 ($ in thousands)	Level 1	Level 2	Level 3	Total
Assets
Mortgage loans held–for–sale (a)	$—	$15,925	$30,494	$46,419
Consumer mortgage finance receivables and loans, net (a)	—	—	832,094	832,094
Mortgage servicing rights	—	—	1,254,497	1,254,497
Other assets
Fair value of derivative contracts in receivable position
Interest rate contracts	3,145	3,588,513	29,790	3,621,448
Trading securities
Mortgage and asset backed residential	—	417	31,885	32,302

Total assets	$3,145	$3,604,855	$2,178,760	$5,786,760

Liabilities
Collateralized borrowings
On-balance sheet securitization debt (a)	$—	$—	$(828,418)	$(828,418)
Other liabilities
Fair value of derivative contracts in liability position
Interest rate contracts	(18,708)	(3,882,257)	(27,107)	(3,928,072)
Foreign currency contracts	—	(365)	—	(365)
Liability for option to repurchase assets (a)	—	—	(29,603)	(29,603)

Total liabilities	$(18,708)	$(3,882,622)	$(885,128)	$(4,786,458)

(a)	Carried at fair value due to fair value option election.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

	Recurring fair value measurements
December 31, 2011 ($ in thousands)	Level 1	Level 2	Level 3	Total
Assets
Mortgage loans held–for–sale (a)	$—	$27,253	$29,723	$56,976
Consumer mortgage finance receivables and loans, net (a)	—	—	835,192	835,192
Mortgage servicing rights	—	—	1,233,107	1,233,107
Other assets
Fair value of derivative contracts in receivable position
Interest rate contracts	61,025	4,780,995	35,038	4,877,058
Foreign currency contracts	—	139	—	139
Trading securities
Mortgage and asset backed residential	—	434	32,869	33,303
Interests retained in financial asset sales	—	—	23,102	23,102

Total assets	$61,025	$4,808,821	$2,189,031	$7,058,877

Liabilities
Collateralized borrowings
On-balance sheet securitization debt (a)	$—	$—	$(829,940)	$(829,940)
Other liabilities
Fair value of derivative contracts in liability position
Interest rate contracts	(18,445)	(5,089,201)	(24)	(5,107,670)
Foreign currency contracts	—	(5,861)	—	(5,861)
Liability for option to repurchase assets (a)	—	—	(28,504)	(28,504)

Total liabilities	$(18,445)	$(5,095,062)	$(28,528)	$(5,142,035)

(a)	Carried at fair value due to fair value option election.

The following table presents quantitative information regarding the significant unobservable inputs used in material Level 3 assets and liabilities measured at fair value on a recurring basis.

March 31, 2012 ($ in thousands)	Level 3 recurring measurements	Valuation technique	Unobservable input	Range
Assets
Consumer mortgage finance receivables and loans, net (a)	$832,094	Discounted cash flow	Prepayment rate	2.52-12.91%
			Default rate	1.08-34.75%
			Loss severity	40.0-100.0%
Mortgage servicing rights	1,254,497	(b)	(b)	(b)
Liabilities
Collaterlized borrowings
On-balance sheet securitization debt (a)	$(828,418)	(a)	(a)	(a)

(a)	A portfolio approach links the value of the consumer mortgage finance receivables and loans, net to the on-balance sheet securitization debt; therefore, the valuation technique, unobservable inputs, and related range for the debt is the same as the loans. Increases in prepayments, which would primarily be driven by any combination of lower projected mortgage rates and higher projected home values, would result in higher fair value measurement. These drivers of higher prepayments (increased ability to refinance due to lower rates and higher property values) have an opposite impact on the default rate, creating an inverse relationship between prepayments and default frequency on the fair value measurements. Generally factors that contribute to higher default frequency also contribute to higher loss severity.
(b)	Refer to Note 5 — Servicing Activities for information related to the significant unobservable inputs and valuation techniques used in the mortgage servicing rights fair value measurement.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The following tables present the reconciliation for all Level 3 assets and liabilities measured at fair value on a recurring basis. Transfers into or out of Level 3 are recognized as of the end of the reporting period in which the transfer occurred. In certain cases we economically hedge the fair value change of our assets or liabilities with derivatives and other financial instruments. The Level 3 items presented below may be hedged by derivatives and other financial instruments that are classified as Level 1 or Level 2. Thus, the following tables do not fully reflect the impact of our risk management activities.

	Level 3 recurring fair value measurements
($ in thousands)	January 1, 2012 Level 3 fair value	Net gains/(losses) included in earnings				Other comprehensive income (loss)	Purchases		Sales	Issuances	Settlements	March 31, 2012 Level 3 fair value
		realized gains (losses)		unrealized gains (losses)
Assets
Mortgage loans held–for–sale	$29,723	$(37)		$250		$—	$8,923	(a)	$—	$—	$(8,365)	$30,494
Consumer mortgage finance receivables and loans, net	835,192	51,328	(b)	35,448	(b)	—	—		—	—	(89,874)	832,094
Mortgage servicing rights	1,233,107	—		10,817	(c)	—	—		—	10,573	—	1,254,497
Other assets
Fair value of derivative contracts in receivable position, net
Interest rate contracts	35,014	66,983	(d)	(58,479	) (d)	—	—		—	—	(40,835)	2,683
Trading securities
Mortgage–and asset–backed residential	32,869	(1,214	) (e)	3,627	(e)	—	—		—	103	(3,500)	31,885
Interests retained in financial asset sales	23,102	(501	) (f)	(5	) (f)	—	—		—	—	(22,596)	—

Total assets	$2,189,007	$116,559		$(8,342)		$—	$8,923		$—	$10,676	$(165,170)	$2,151,653

Liabilities
Collateralized borrowings
On-balance sheet securitization debt	$(829,940)	$(43,820	) (b)	$(39,386	) (b)	$—	$—		$—	$—	$84,728	$(828,418)
Other liabilities
Liability for option to repurchase assets	(28,504)	37		(250)		—	(8,923	) (a)	—	—	8,037	(29,603)

Total liabilities	$(858,444)	$(43,783)		$(39,636)		$—	$(8,923)		$—	$—	$92,765	$(858,021)

(a)	Includes newly recognized fair value option elected conditional repurchase loans and the related liability. See Note 4 — Securitizations and Variable Interest Entities for additional information.
(b)	Fair value adjustment reported in other revenue, net, and related interest on loans and debt are reported in interest income and interest expense, respectively.
(c)	Fair value adjustment reported in servicing asset valuation and hedge activities, net.
(d)	See Note 14 — Derivative Instruments and Hedging Activities for location of fair value adjustments in our Condensed Consolidated Statement of Income.
(e)	Fair value adjustment reported in gain (loss) on investment securities, net. Interest accretion on these assets is reported in interest income.
(f)	Fair value adjustment reported in other revenue, net, and interest accretion on these assets is reported in interest income.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

	Level 3 recurring fair value measurements
	January 1, 2011 Level 3 fair value	Net gains/(losses) included in earnings				Other comprehensive income (loss)	Purchases		Sales	Issuances	Settlements	March 31, 2011 Level 3 fair value
($ in thousands)		realized gains (losses)		unrealized gains (losses)
Assets
Mortgage loans held–for–sale	$4,084	$(27)		$98		$—	$14,189	(a)	$(388)	$—	$—	$17,956
Consumer mortgage finance receivables and loans, net	1,014,703	57,458	(b)	15,809	(b)	—	—		—	—	(117,313)	970,657
Mortgage servicing rights	1,991,586	66	(c)	36,489	(c)	—	—		(139)	18,370	(67)	2,046,305
Other assets
Fair value of derivative contracts in receivable (liability) position, net
Interest rate contracts	69,353	212,905	(d)	137,723	(d)	—	—		—	—	(422,563)	(2,582)
Trading securities
Mortgage– and asset–backed residential	44,128	(1,362	)(e)	2,052	(e)	—	—		—	131	(4,871)	40,078
Available for sale securities
Debt securities
Mortgage-backed residential	989	—		—		543	—		—	—	(104)	1,428
Interests retained in financial asset sales	20,588	—		4,353	(f)	—	—		—	—	(599)	24,342

Total assets	$3,145,431	$269,040		$196,524		$543	$14,189		$(527)	$18,501	$(545,517)	$3,098,184

Liabilities
Collateralized borrowings
On-balance sheet securitization debt	$(972,068)	$(71,650	)(b)	$4,702	(b)	$—	$—		$—	$—	$117,413	$(921,603)
Other liabilities
Liability for option to repurchase assets	—	—		—		—	(14,284	)(a)	—	—	—	(14,284)

Total liabilities	$(972,068)	$(71,650)		$4,702		$—	$(14,284)		$—	$—	$117,413	$(935,887)

(a)	Includes newly recognized fair value option elected conditional repurchase loans and the related liability. See Note 4 — Securitizations and Variable Interest Entities for additional information.
(b)	Fair value adjustment reported in other revenue, net, and related interest on loans and debt are reported in interest income and interest expense, respectively.
(c)	Fair value adjustment reported in servicing asset valuation and hedge activities, net.
(d)	See Note 14 — Derivative Instruments and Hedging Activities for location of fair value adjustments in our Condensed Consolidated Statement of Income.
(e)	Fair value adjustment reported in gain (loss) on investment securities, net. Interest accretion on these assets is reported in interest income.
(f)	Fair value adjustment reported in other revenue, net, and interest accretion on these assets is reported in interest income.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Nonrecurring Fair Value

We may be required to measure certain assets or liabilities at fair value from time-to-time. These periodic fair value measures typically result from application of lower of cost or fair value or certain impairment measures. These items would constitute nonrecurring fair value measures. The table below presents those items which we measured at fair value on a nonrecurring basis.

	Nonrecurring fair value measures			Total estimated fair value	Lower of cost or fair value or valuation allowance	Total gains included in income from continuing operations for the three months ended
March 31, ($ in thousands)	Level 1	Level 2	Level 3
2012
Mortgage loans held–for–sale (a)	$—	$—	$579,914	$579,914	$(56,780)	n/m	(e)
Commercial finance receivables and loans, net (b)	—	1,591	22,949	24,540	(16,605)	n/m	(e)
Other assets
Foreclosed assets (c)	—	30,091	13,830	43,921	(12,050)	n/m	(e)

Total	$—	$31,682	$616,693	$648,375	$(85,435)	$—

2011
Mortgage loans held–for–sale (a)	$—	$—	$597,363	$597,363	$(50,477)	n/m	(e)
Commercial finance receivables and loans, net (b)	—	13,042	59,793	72,835	(16,137)	n/m	(e)
Other assets
Foreclosed assets (c)	—	38,160	22,918	61,078	(8,776)	n/m	(e)
Real estate and other investments (d)	—	1,579	—	1,579	n/m	16	(f)

Total	$—	$52,781	$680,074	$732,855	$(75,390)	$16

n/m = not meaningful

(a)	Represents loans or pools of loans held–for–sale that are required to be measured at lower of cost or fair value. Only loans or pools of loans with fair values below cost are included in the table above. The related valuation allowance represents the cumulative adjustment to fair value of those loans and pool of loans.
(b)	Represents the portion of the commercial portfolio that has been specifically impaired. The related valuation allowance represents the cumulative adjustment to fair value of those specific commercial finance receivables and loans and represents the most relevant indicator of the impact on earnings caused by the fair value measurement. The carrying values are inclusive of the respective loan loss allowance.
(c)	The allowance provided for foreclosed assets represents any cumulative valuation adjustments recognized to adjust the assets to fair value less costs to sell.
(d)	Certain assets within the model home portfolio have been impaired and are being carried at (a) estimated fair value if the model home is under lease or (b) estimated fair value less costs to sell if the model home is being marketed for sale.
(e)	We consider the applicable valuation to be the most relevant indicator of the impact on earnings caused by the fair value measurement. Accordingly, the table above excludes total gains and losses included in earnings for these items. The carrying values are inclusive of the respective valuation.
(f)	The total loss included in earnings is the most relevant indicator of the impact on earnings caused by the fair value measurement.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The following table presents quantitative information regarding the significant unobservable inputs used in significant Level 3 assets measured at fair value on a nonrecurring basis.

March 31, 2012 ($ in thousands)	Level 3 nonrecurring measurements	Valuation technique	Unobservable input	Range (weighted average)
Assets
Mortgage loans held-for-sale, net	$579,914	Discounted cash flow	Prepayment speeds	0.0-13.8%
			Default rate	2.2-17.4%
			Loss severity	47.5-98.5%
			Discount Rate	14.55%

Fair Value Option for Financial Assets and Financial Liabilities

We have elected to value certain financial assets and liabilities at fair value consistent with our intent to mitigate a divergence between our accounting results and our retained economic exposure related to these assets and liabilities.

Financial assets and liabilities elected to be measured at fair value are as follows.

•

On-balance sheet securitizations — We elected the fair value option for domestic on-balance sheet securitization trusts in which we estimated that the credit reserves pertaining to securitized assets could have exceeded or already had exceeded our economic exposure or were required to be consolidated upon the adoption of ASU 2009-17. The fair value option election was made at a securitization level and thus the election was made for both the consumer mortgage finance receivable and loans and the related securitization debt.

The fair value elected loan balances are recorded within consumer finance receivables and loans, net, unless they are repurchased from a securitization trust in which case they are recorded in mortgage loans held-for–sale. Our policy is to separately record interest income on these fair value elected loans. The fair value adjustment recorded for consumer finance receivables and loans is classified as other revenue, net, and the fair value adjustment for mortgage loans held-for-sale is classified as gain on mortgage loans.

The fair value elected securitization debt balances are recorded within collateralized borrowings in securitization trusts. Our policy is to separately record interest expense on the fair value elected securitization debt, which is classified as interest expense. The fair value adjustment recorded for this debt is classified as other revenue, net.

•

Government – and agency – eligible loans – We elected the fair value option for government– and agency–eligible consumer mortgage loans held–for–sale. This election includes government– and agency–eligible loans we fund directly to borrowers and government– and agency–eligible loans we purchase from Ally Bank. The fair value option was elected to mitigate earnings volatility by better matching the accounting for the assets with the related hedges and to maintain consistency with the fair value option election by Ally Bank given the level of affiliate loan purchase and sale activity between the entities. See Note 17 — Related Party Transactions for additional information.

We carry fair value option–elected government– and agency–eligible loans within mortgage loans held–for–sale. Our policy is to separately record interest income on these fair value elected loans. Upfront fees and costs related to the fair value elected loans are not deferred or capitalized. The fair value adjustment recorded for these fair value option–elected loans is reported in gain on mortgage

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

loans, net. The fair value option election is irrevocable once the loan is funded even if it is subsequently determined that a particular loan cannot be sold.

•

Conditional repurchase option loans and liabilities – As of January 1, 2011, we elected the fair value option for both nongovernment eligible mortgage loans held–for–sale subject to conditional repurchase options and the related liability. The conditional repurchase option allows us to repurchase a transferred financial asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent loan repurchase option that gives us the option to purchase the loan if it exceeds a prespecified delinquency level. We have complete discretion regarding when or if we will exercise these options, but generally, we would do so only when it is in our best interest. We are required to record the asset and the corresponding liability on our balance sheet when the option becomes exercisable. The fair value option election must be made at initial recording. As such, the conditional repurchase option loans and liabilities that were recorded prior to January 1, 2011, were not fair value elected.

The fair value elected conditional repurchase option loans are recorded within mortgage loans held–for–sale. The fair value adjustment is classified as other revenue, net. We do not recognize interest income on conditional repurchase option loans until the option is exercised and the loan is repurchased.

The corresponding fair value elected liability is recorded in other liabilities. The fair value adjustment recorded for this liability is classified as other revenue, net.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The following table summarizes the fair value option elections and information regarding the amounts recognized in earnings for each fair value option–elected item.

	Changes included in our Condensed Consolidated Statement of Income
March 31, ($ in thousands)	Interest income (expense) (a)	Gain on mortgage loans, net	Other revenue, net	Total included in net income	Change in fair value due to credit risk	(b)
2012
Assets
Mortgage loans held–for–sale (c)	$286	$243,407	$—	$243,693	$(490)	(d	)
Consumer mortgage finance receivables and loans, net	44,139	—	42,637	86,776	(27,220)	(e	)
Liabilities
Collateralized borrowings
On-balance sheet securitizations	(25,900)	—	(57,306)	(83,206)	(7,306)	(f	)
Liability for option to repurchase assets	—	—	(213)	(213)	490	(f	)

Total				$247,050

2011
Assets
Mortgage loans held–for–sale (c)	$221	$51,498	$98	$51,817	$(18)	(d	)
Consumer mortgage finance receivables and loans, net	54,021	—	19,246	73,267	(17,444)	(e	)
Liabilities
Collateralized borrowings	(30,801)	—	(36,148)	(66,949)	26,927	(f	)

Total				$58,135

(a)	Interest income on consumer mortgage finance receivables and loans and mortgage loans held–for–sale is measured by multiplying the unpaid principal balance on the loans by the coupon rate and the number of days of interest due. Interest expense on the on-balance sheet securitizations is measured by multiplying the bond principal by the coupon rate and days interest due to the investor.
(b)	Factors other than credit quality that impact the fair value include changes in market interest rates and the liquidity or marketability in the current marketplace. Lower levels of observable data points in illiquid markets generally result in wide bid/offer spreads.
(c)	Includes the gain/loss recognized on fair value option — elected government– and agency–eligible assets purchased from Ally Bank.
(d)	The credit impact for mortgage loans held–for–sale that are currently agency eligible is currently zero because the fair value option–elected GSE loans are salable, and any unsalable assets are currently covered by a government guarantee. The credit impact for non-agency eligible loans and related liability was quantified by applying internal credit loss assumptions to cash flow models.
(e)	The credit impact for consumer mortgage finance receivables and loans was quantified by applying internal credit loss assumptions to cash flow models.
(f)	The credit impact for on-balance sheet securitization debt is assumed to be zero until our economic interests in a particular securitization is reduced to zero, at which point the losses in the underlying collateral will be expected to be passed through to third-party bondholders. Losses allocated to third-party bondholders, including changes in the amount of losses allocated, will result in fair value changes due to credit. We also monitor credit ratings and may make credit adjustments to the extent any bond classes are downgraded by rating agencies.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The table below provides the fair value and the unpaid principal balance for our fair value option–elected loans and related collateralized borrowings.

	March 31, 2012			December 31, 2011
($ in thousands)	Unpaid principal balance	Fair value (a)		Unpaid principal balance	Fair value (a)
Mortgage loans held–for–sale
Total loans	$76,796	$46,419		$84,099	$56,975
Nonaccrual loans	57,916	28,293		53,502	27,297
Loans 90+ days past due (b)	57,789	28,140		53,312	27,179
Consumer mortgage finance receivables and loans, net
Total loans	$2,385,658	$832,094		$2,436,218	$835,192
Nonaccrual loans	510,437	213,935	(c)	506,300	209,371	(c)
Loans 90+ days past due (b)	383,837	172,611	(c)	362,002	162,548	(c)
Collateralized borrowings
On-balance sheet securitizations	$(2,513,734)	$(828,418)		$(2,559,093)	$(829,940)
Other liabilities
Liability for option to repurchase assets	$(61,490)	$(29,603)		$(56,568)	$(28,504)

(a)	Excludes accrued interest receivable.
(b)	Loans 90+ days past due are also presented within the nonaccrual loans and total loans except those that are government insured and still accruing.
(c)	The fair value of consumer mortgage finance receivables and loans is calculated on a pooled basis; therefore, we allocated the fair value of nonaccrual loans and 90+ days past due to individual loans based on the unpaid principal balances.

14. Derivative Instruments and Hedging Activities

We transact interest rate and foreign currency swaps, futures, forwards, options, swaptions, and TBAs in connection with our risk management activities. Our primary objective for executing these financial instruments is to mitigate our economic exposure to future events that are outside our control. These financial instruments are utilized principally to manage market risk and cash flow volatility associated with mortgage loans held–for–sale and MSRs, including our total return and forward flow agreements with Ally Bank. See Note 17 — Related Party Transactions for additional information. We do not transact derivative instruments for reasons beyond risk management.

In addition to derivatives transacted as part of our risk management activities, we create derivative contracts as part of our ongoing operations. In particular, we frequently execute forward mortgage loan purchase and sale commitments with Ally Bank and financial institutions, respectively, principally to provide a future source of mortgage volume and dedicated exit channels.

Additionally, we enter into commitments with mortgage borrowers that require us to originate a mortgage at a stated amount and rate; these are derivative contracts if our intent is ultimately to hold the originated loan for sale. We refer to commitments to purchase mortgage loans from Ally Bank and commitments to originate mortgage loans held–for–sale, collectively, as interest rate lock commitments (IRLCs).

The following summarizes our significant asset and liability classes, the risk exposures for these classes, and our risk management activities utilized to mitigate certain of these risks. The discussion includes both derivative and nonderivative financial instruments utilized as part of these risk management activities.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Interest Rate Sensitive Assets/Liabilities

•

Mortgage loan commitments and loans held–for–sale — We are exposed to interest rate risk from the time an IRLC is made, either directly or indirectly through the forward flow agreement with Ally Bank, until the time the mortgage loan is sold. Changes in interest rates impact the market price for the mortgage loan; as market interest rates decline, the value of existing IRLCs and mortgage loans held–for–sale increase and vice versa. The primary objective of our risk management activities related to IRLCs and mortgage loans held–for–sale is to eliminate or reduce any interest rate risk associated with these assets.

We enter into forward sale contracts of mortgage-backed securities, primarily agency TBAs, as our primary strategy to mitigate this risk. These contracts are typically entered into at the time the interest rate lock commitment is made. The value of the forward sales contracts moves in the opposite direction of the value of our IRLCs and mortgage loans held–for–sale. We may also use other derivatives, such as options, and futures, to economically hedge certain portions of the portfolio. Nonderivative instruments, such as short positions on U.S. Treasuries, may also be used to economically hedge the portfolio. We monitor and actively manage our risk on a daily basis; therefore trading volume can be significant.

We do not apply hedge accounting to our derivative portfolio held to economically hedge our IRLCs and mortgage loans held–for–sale. Included in the derivatives on IRLCs and mortgage loans held–for–sale is the forward flow agreement with Ally Bank having a fair value of $(27.1) million and an outstanding notional of $6.3 billion at March 31, 2012. Under the terms of the forward flow agreement, Ally Bank transfers the exposure to changes in fair value of specified pools of assets, in this case IRLCs and mortgage loans held–for–sale, to us. This agreement was terminated on April 30, 2012. See Note 17 — Related Party Transactions for additional information.

•

Mortgage servicing rights and other retained interests — Our MSRs and retained interests are generally subject to loss in value when mortgage rates decline. Declining mortgage rates generally result in an increase in refinancing activity, which increases prepayments and results in a decline in the value of MSRs and other retained interests. To mitigate the impact of this risk, we maintain a portfolio of financial instruments, primarily derivatives, which increase in value when interest rates decline. The primary objective is to minimize the overall risk of loss in the value of MSRs and other retained interests due to the change in fair value caused by interest rate changes and their interrelated impact to prepayments.

We use a variety of derivative instruments to manage the interest rate risk related to MSRs and other retained interests. These include, but are not limited to, interest rate futures, call or put options on U.S. Treasuries, swaptions, mortgage-backed securities (MBS) futures, U.S. Treasury futures, interest rate swaps, interest rate floors and caps. While we do not currently utilize nonderivative instruments (i.e., U.S. Treasuries) to hedge this portfolio, we have utilized them in the past and may utilize them again in the future. We monitor and actively manage our risk on a daily basis, and therefore trading volume can be significant.

Included in the derivatives hedging MSRs and retained interests is a total return swap with Ally Bank having a fair value of $29.4 million at March 31, 2012. Under the terms of the total return swap, Ally Bank transfers the total economic return of a specified portfolio of mortgage servicing rights owned by Ally Bank to us in exchange for a variable payment based on a fixed spread to LIBOR. This agreement was terminated on April 30, 2012. See Note 17 — Related Party Transactions for additional information.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

•

Debt — We monitor our mix of fixed and floating rate debt in relation to the rate profile of our assets. When it is cost effective to do so, we may enter into interest rate swaps to manage the interest rate composition of our debt portfolio. Typically, the significant terms of the interest rate swaps match the terms of the underlying debt resulting in an effective conversion of the rate of the related debt.

In addition to these economic hedges, we also hold interest rate swaps that are hedging a portion of our fixed-rate senior unsecured notes. We utilize the interest rate swaps to hedge the fair value of the hedged debt balances. We elected to designate these as fair value hedges at inception. At December 31, 2011, we dedesignated our fair value swaps due to ineffectiveness.

Foreign Currency Risk

We have operations outside the United States. Our foreign subsidiaries maintain both assets and liabilities in local currencies that are deemed to be the functional currencies of these subsidiaries for accounting purposes. Foreign currency exchange rate gains and losses arise when assets or liabilities are denominated in currencies that differ from the entities functional currency and are revalued into the functional currency. In addition, our equity is impacted by the cumulative translation adjustments recognized in other comprehensive income resulting from the translation of foreign subsidiary results to U.S. dollars. Foreign currency risk is reviewed as part of our risk management process. The principal currencies creating foreign exchange risk are the U.K. Sterling and the Euro.

Our current strategy is to economically hedge foreign currency risk related to assets and liabilities that are denominated in currencies on our U.S. dollar functional currency entities. The principal objective of the foreign currency hedges is to mitigate the earnings volatility specifically created by foreign currency exchange rate gains and losses. We hold forward currency contracts to mitigate risk against currency fluctuation in the U.K. Sterling and the Euro. We have not elected to treat any foreign currency swaps as hedges for accounting purposes, principally because the changes in the fair values of the foreign currency swaps are substantially offset by the foreign currency revaluation gains and losses of the underlying assets and liabilities.

Credit Risk and Collateral Arrangements

Derivative financial instruments contain an element of credit risk if counterparties, including affiliates, are unable to meet the terms of their agreements. Credit risk associated with derivative financial instruments is measured as the net replacement cost should the counterparties that owe us under the contracts completely fail to perform under the terms of those contracts, assuming there are no recoveries of underlying collateral, as measured by the fair value of the derivative financial instruments. At March 31, 2012 and December 31, 2011, the fair value of derivative financial instruments in an asset, or receivable position, were $3.6 billion and $4.9 billion, including $2.2 billion and $3.2 billion with affiliates, respectively. See Note 17 — Related Party Transactions for additional information.

We minimize the credit risk exposure by limiting our counterparties to those major banks and financial institutions that meet established credit guidelines and transacting with and through affiliates. Additionally, we reduce credit risk on the majority of our derivative financial instruments by entering into legally enforceable agreements that permit the closeout and netting of transactions with the same counterparty upon occurrence of certain events. To further mitigate the risk of counterparty default, we execute collateral agreements with counterparties. The agreements require both parties to maintain cash deposits in the event the fair values of the derivative financial instruments meet established thresholds. We have received cash deposits from counterparties totaling $578.7 million and $656.1 million at March 31, 2012 and, December 31, 2011, respectively, for derivative positions in an asset position to us. We have placed cash deposits totaling $1.1 billion and $1.1 billion

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

at March 31, 2012 and December 31, 2011, respectively, in accounts maintained by counterparties for derivative positions in a liability position to us. The cash deposits placed and received are included in accounts receivable, other assets, and other liabilities.

We are not exposed to credit risk related contingent features in any of our derivative contracts that could be triggered and potentially could expose us to future loss.

Condensed Consolidated Balance Sheet Presentation

The following table summarizes the location and fair value amounts of derivative instruments reported on our Condensed Consolidated Balance Sheet. The fair value amounts are presented on a gross basis and are segregated between derivatives that are designated and qualifying as hedging instruments and those that are not and further segregated by type of contract within those two categories.

	March 31, 2012			December 31, 2011
	Fair value of derivative contracts in			Fair value of derivative contracts in
($ in thousands)	receivable position (a)	payable position (b)	Notional amount	receivable position (a)	payable position (b)	Notional amount
Economic hedges
Interest rate risk
MSRs and retained interests	$3,554,216	$(3,893,704)	$418,931,706	$4,811,804	$(5,011,576)	$523,142,192
Mortgage loans held–for–sale	16,115	(7,260)	9,040,618	8,770	(96,077)	17,323,000
Debt	18,887	—	251,122	21,066	—	251,790

Total interest rate risk	3,589,218	(3,900,964)	428,223,446	4,841,640	(5,107,653)	540,716,982
Foreign exchange risk	2,439	(365)	160,748	520	(5,873)	3,157,000
Non–risk management derivatives
Bank MSR swap	29,442	—	1,407,351	17,681	—	1,384,835
Bank forward flow agreement	—	(27,105)	6,269,576	16,423	—	9,825,783
Mortgage loan commitments	349	(3)	27,542	933	(5)	77,633

Total derivatives	$3,621,448	$(3,928,437)	$436,088,663	$4,877,197	$(5,113,531)	$555,162,233

(a)	Presented in other assets.
(b)	Presented in other liabilities.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Condensed Consolidated Statement of Income Presentation

The following table summarizes the location and amount of gains and losses from continuing operations reported in our Condensed Consolidated Statement of Income related to derivative instruments. Gains and losses are presented separately for derivative instruments designated and qualifying as hedging instruments in fair value hedges and non-designated hedging instruments. We currently do not have qualifying cash flow or foreign currency hedges.

Three months ended March 31, ($ in thousands)	2012	2011
Qualifying accounting hedges
Gain (loss) recognized in earnings on derivatives
Interest rate contracts
Interest income	$—	$(1,535)
Gain (loss) recognized in earnings on hedged item
Interest rate contracts
Interest expense	—	1,813

Total qualifying accounting hedges	—	278
Economic hedges
Risk management derivatives
Gain (loss) recognized in earnings on derivatives
Interest rate contracts
Interest expense	(1,633)	(1,672)
Gain on mortgage loans, net	(52,099)	(43,622)
Servicing asset valuation and hedge activities, net	8,075	(203,625)
Other revenue, net	(369)	—

Total interest rate contracts	(46,026)	(248,919)
Foreign exchange contracts
Other noninterest expense, net	6,274	(1,298)
Non-risk management derivatives
Gain on mortgage loans, net	(87,921)	134,512
Servicing asset valuation and hedge activities, net	96,424	216,048

Total derivatives	$(31,249)	$100,621

Our derivative portfolios generally are reflected in the operating activities section of our Condensed Consolidated Statement of Cash Flows. Derivative fair value adjustments are captured in our Condensed Consolidated Statement of Income line items described in the table above and, accordingly, are generally reflected within the respective line items within the reconciliation of net income (loss) to net cash provided by operating activities section of our Condensed Consolidated Statement of Cash Flows. The remaining changes in derivative portfolio values are generally reflected within the “net change in other assets” or “net change in other liabilities” line items on our Condensed Consolidated Statement of Cash Flows.

15. Higher Risk Mortgage Loans and Credit Quality

Historically, we originated and purchased mortgage loans that had contractual features that may increase our exposure to credit risk and thereby result in a concentration of credit risk. These mortgage loans include loans that may subject borrowers to significant payment increases in the future, have negative amortization of the principal balance or have high loan–to–value ratios.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The following table summarizes the gross carrying value of our higher-risk mortgage loans classified as held–for–sale and finance receivables and loans.

($ in thousands)	March 31, 2012	December 31, 2011
High loan-to-value (greater than 100%) mortgage loans	$475,415	$488,627
Payment option adjustable rate mortgage loans	13,176	12,140
Interest-only mortgage loans	286,740	293,975
Below market initial rate mortgage loans	250,517	259,177

Total carrying value of higher-risk mortgages	$1,025,848	$1,053,919

Included in the table above are $350.7 million and $362.5 million of high-risk mortgage loans held in on-balance sheet securitizations at March 31, 2012 and December 31, 2011, respectively. Our exposure on these loans is limited to the value of our retained interest.

As part of our loss mitigation efforts and participation in certain governmental programs (e.g., the Making Home Affordable program), we may offer loan restructurings to borrowers. Due to the nature of restructurings, these loans are generally considered higher risk. Loan modifications can include any or all of the following; principal forgiveness, maturity extensions, delinquent interest capitalization and changes to contractual interest rates. Modifications can be either temporary or permanent. Temporary loan modifications are generally used to monitor the borrower’s ability to perform under the revised terms over a specified trial period; if the borrower performs, it may become a permanent loan modification. We have historically performed loan modifications under our private modification program; however, more recently the majority of loan modifications are completed under government programs. The carrying value of our on-balance sheet modified mortgage loans was $1.4 billion and $1.2 billion as of March 31, 2012 and December 31, 2011, respectively. These modified mortgage loans are included within mortgage loans held–for–sale and consumer finance receivables and loans.

Nonperforming Assets

Nonperforming assets include nonaccrual loans and foreclosed assets. The classification of a loan as nonperforming does not necessarily indicate that the principal amount of the loan is ultimately uncollectible in whole or in part. In certain cases, borrowers make payments to bring their loans contractually current and, in all cases, our mortgage loans are collateralized by residential real estate. As a result, our experience has been that any amount of ultimate loss for mortgage loans other than home equity loans is substantially less than the unpaid principal balance of a nonperforming loan.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Delinquent loans expose us to higher levels of credit losses and therefore are considered higher risk loans. The determination as to whether a loan falls into a particular delinquency category is made as of the close of business on the balance sheet date. The following table sets forth information concerning the delinquency experience in our mortgage loans held–for–sale and consumer finance receivable and loans at carrying value.

	March 31, 2012		December 31, 2011
($ in thousands)	Amount	% of total	Amount	% of total
Current	$2,065,619	39.2%	$2,003,928	38.0%
Past due
30 to 89 days	136,907	2.6%	137,590	2.6%
90 days or more and still accruing interest (a)	72,727	1.4%	73,661	1.4%
90 days or more conditional repurchase option loans (b)	2,352,657	44.7%	2,379,926	45.1%
Nonaccrual	639,475	12.1%	677,250	12.9%

Total	5,267,385	100%	5,272,355	100%
Allowance for loan losses	(12,183)		(13,638)

Total, net	$5,255,202		$5,258,717

(a)	Loans that are 90 days or more delinquent and still accruing interest are government insured.
(b)	We do not record interest income on conditional repurchase option loans. If these options were exercised and we acquired the loans, $2.3 billion and $2.3 billion would be classified as 90 days or more and still accruing due to government guarantees at March 31, 2012 and December 31, 2011, respectively. The private-label conditional repurchase option loans of $99.3 million and $105.8 million would be classified as nonaccrual at March 31, 2012 and December 31, 2011, respectively.

The following table presents the net carrying value of nonperforming assets.

($ in thousands)	March 31, 2012	December 31, 2011
Nonaccrual consumer
1st Mortgage	$440,963	$462,275
Home equity	57,823	71,787
Foreign	140,689	143,188

Total nonaccrual consumer (a)	639,475	677,250
Nonaccrual commercial
Domestic	—	—
Foreign	41,145	12,534

Total nonaccrual commercial	41,145	12,534
Foreclosed assets	63,987	71,485

Total nonperforming assets	$744,607	$761,269

(a)	Excludes loans subject to conditional repurchase options of $2.3 billion and $2.3 billion sold to Ginnie Mae guaranteed securitizations and $99.3 million and $105.8 million sold to off-balance sheet private-label securitization trusts at March 31, 2012 and December 31, 2011, respectively. The corresponding liability is recorded in other liabilities. See Note 5 — Securitizations and Variable Interest Entities for additional information.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

16. Contingencies and Other Risks

We currently estimate that it is reasonably possible losses over time related to the litigation matters and potential repurchase obligations and related claims described herein could be between $0.0 billion and $4.0 billion over amounts already recorded. This estimate is based on significant judgment and numerous assumptions that are subject to change, which could be material.

Mortgage Foreclosure Matters

Settlements with Federal Government and State Attorneys General

Agreement

On February 9, 2012, Ally Inc., ResCap, and certain of our subsidiaries reached an agreement in principle with respect to investigations into procedures followed by mortgage servicing companies and banks in connection with mortgage origination and servicing activities and foreclosure home sales and evictions (the Settlement). On March 12, 2012, the Settlement was filed as a consent judgment in the U.S. District Court for the District of Columbia. In addition, we separately reached an independent settlement with Oklahoma, which did not participate in the broader settlement described below, and agreements with two other states for other releases.

In connection with the settlement we paid $109.6 million to a trustee, for distribution to federal and state governments in March 2012. In addition, we also paid $2.3 million in connection with the separate state agreements. We are also obligated to provide $200.0 million towards borrower relief, subject to possible upward adjustments as described below. This obligation for borrower relief will include loan modifications, including principal reductions, rate modifications, and refinancing for borrowers that meet certain requirements, and participation in certain other programs. Generally, if certain basic criteria are met, borrowers that are either delinquent or at imminent risk of default and owe more on their mortgages than their homes are worth could be eligible for principle reductions, and borrowers that are current on their mortgages but who owe more on their mortgage than their homes are worth could be eligible for refinancing opportunities. Further, we have agreed to solicit borrowers that are eligible for rate and principal modifications as of March 1, 2012. We are committed to provide loan modifications to all borrowers who accept a modification offer within three months of the solicitation. We have also agreed to provide loan modifications to borrowers who accept a modification offer within six months of the solicitation, unless and until total borrower relief provided exceeds $250.0 million. As of March 31, 2012, no loan modifications have been completed. However, we are currently in the process of soliciting eligible borrowers and expect modifications to begin in the second quarter of 2012.

The Settlement provides incentives for borrower relief that is provided within the first twelve months, and all obligations must be met within three years from the date the consent judgment is filed. In addition to the foregoing, we will be required to implement new servicing standards relating to matters such as foreclosure and bankruptcy information and documentation, oversight, loss mitigation, limitations on fees, and related procedural matters. Compliance with these obligations will be overseen by an independent monitor, who will have authority to impose additional penalties and fines if we fail to meet established timelines or fail to implement required servicing standards.

The Settlement generally resolves potential claims arising out of origination and servicing activities and foreclosure matters, subject to certain exceptions. The Settlement does not prevent state and federal authorities from pursuing criminal enforcement actions, securities-related claims (including actions related to securitization activities and Mortgage Electronic Registration Systems, or MERS), loan origination claims, claims brought by the FDIC, and certain other matters. The Settlement also does not prevent claims that may be brought by individual borrowers.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Federal Reserve Board Civil Money Penalty

On February 9, 2012, Ally Inc. and ResCap agreed with the Board of Governors of the Federal Reserve (FRB) on a civil money penalty (CMP) of $207.0 million related to the same activities that were the subject of the Settlement. This amount will be reduced dollar-for-dollar in connection with certain aspects of our satisfaction of the required monetary payment and borrower relief obligations included within the Settlement, as well as our participation in other similar programs that may be approved by the FRB. While additional future cash payments related to the CMP are possible if we are unable to satisfy the borrower relief requirements of the Settlement within two years, we currently expect that the full amount of the CMP will be satisfied through our commitments in connection with the Settlement.

Other Mortgage Foreclosure Matters

Consent Order

As a result of an examination conducted by the FRB and FDIC, on April 13, 2011 we entered into a Consent Order (the Consent Order) with the FRB and the FDIC. The Consent Order requires that we make improvements to various aspects of our residential mortgage loan-servicing business, including compliance programs, internal audit, communications with borrowers, vendor management, management information systems, employee training, and oversight by our Board of Directors.

The Consent Order further requires GMAC Mortgage to retain independent consultants to conduct a risk assessment related to mortgage servicing activities and, separately, to conduct a review of certain past residential mortgage foreclosure actions. We cannot reasonably estimate the ultimate impact of any deficiencies that have been or may be identified in our historical foreclosure procedures. There are potential risks related to these matters that extend beyond potential liability on individual foreclosure actions. Specific risks could include, for example, claims and litigation related to foreclosure remediation and resubmission; claims from investors that hold securities that become adversely impacted by continued delays in the foreclosure process; the reduction in foreclosure proceeds due to delay, or by challenges to completed foreclosure sales to the extent, if any, not covered by title insurance obtained in connection with such sales; actions by courts, state attorneys general, or regulators to delay further the foreclosure process after submission of corrected affidavits, or to facilitate claims by borrowers alleging that they were harmed by our foreclosure practices (by, for example, foreclosing without offering an appropriate range of alternative home preservation options); additional regulatory fines, sanctions, and other additional costs; and reputational risks. To date we have borne all out-of-pocket costs associated with the remediation rather than passing any such costs through to investors for whom we service the related mortgages, and we expect that we will continue to do so.

Loan Repurchases and Obligations Related to Loan Sales

Overview

We sell loans that take the form of securitizations guaranteed by the GSEs, securitizations sold to private investors, and to whole–loan investors. In connection with a portion of our private-label securitizations, the monolines insured all or some of the related bonds and guaranteed timely repayment of bond principal and interest when the issuer defaults. In connection with securitizations and loan sales, the trustee for the benefit of the related security holders and, if applicable, the related monoline insurers are provided various representations and warranties related to the loans sold. The specific representations and warranties vary among different transactions and investors but typically relate to, among other things, the ownership of the loan, the validity of the lien securing the loan, the loan’s compliance with the criteria for inclusion in the transaction, including compliance with underwriting standards or loan criteria established by the buyer, the ability to deliver required

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

documentation and compliance with applicable laws. In general, the representations and warranties described above may be enforced at any time unless a sunset provision is in place. Upon discovery of a breach of a representation or warranty, the breach is corrected in a manner conforming to the provisions of the sale agreement. This may require us to repurchase the loan, indemnify the investor for incurred losses, or otherwise make the investor whole. We have entered into settlement agreements with both Fannie Mae and Freddie Mac that, subject to certain exclusions, limit our remaining exposure with the GSEs. See Government-sponsored Enterprises below. We assume all of the customary representation and warranty obligations for loans purchased from Ally Bank and subsequently sold into the secondary market, generally through securitizations guaranteed by the GSEs.

Originations

The total exposure to mortgage representation and warranty claims is most significant for loans originated and sold between 2004 through 2008, specifically the 2006 and 2007 vintages that were originated and sold prior to enhanced underwriting standards and risk–mitigation actions implemented in 2008 and forward. Since 2009, we have focused primarily on purchasing prime conforming and government–insured mortgages. In addition, we ceased offering interest–only jumbo mortgages in 2010. Representation and warranty risk mitigation strategies include, but are not limited to, pursuing settlements with investors where economically beneficial in order to resolve a pipeline of demands in lieu of loan-by-loan assessments that could result in repurchasing loans, aggressively contesting claims we do not consider valid (rescinding claims), and seeking recourse against correspondent lenders from whom we purchased loans wherever appropriate.

Demand/Claim Process

After receiving a claim under representation and warranty obligations, we review the claim to determine the appropriate response (e.g. appeal, and provide or request additional information) and take appropriate action (rescind, repurchase the loan, or remit indemnification payment). Historically, repurchase demands were generally related to loans that became delinquent within the first few years following origination. As a result of market developments over the past several years, investor repurchase demand behavior has changed significantly. GSEs and investors are more likely to submit claims for loans at any point in the loans life cycle. Representation and warranty claims are generally reviewed on a loan–by–loan basis to validate if there has been a breach requiring a potential repurchase or indemnification payment. We actively contest claims to the extent they are not considered valid. We are not required to repurchase a loan or provide an indemnification payment where claims are not valid.

The risk of repurchase or indemnification, and the associated credit exposure, is managed through our underwriting and quality assurance practices and by servicing mortgage loans to meet investor standards. We believe that, in general, the longer a loan performs prior to default, the less likely it is that an alleged breach of representation and warranty will be found to have a material and adverse impact on the loan’s performance. When loans are repurchased, we bear the related credit loss on the loans. Repurchased loans are classified as held–for–sale and initially recorded at fair value.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The following table includes amounts paid to investors and monolines with respect to representation and warranty obligations.

Three months ended March 31, ($ in thousands)	2012	2011
Loan repurchases (UPB)
GSEs	$19,005	$43,582
Private–label securitizations insured (monolines)	4,038	14
Private–label securitizations uninsured	—	—
Whole–loan investors	2,468	4,642

Total	$25,511	$48,238

Indemnifications (make wholes) by investor
GSEs	$20,971	$15,517
Private–label securitizations insured (monolines)	—	1,835
Private–label securitizations uninsured	—	—
Whole–loan investors	6,402	24

Total	$27,373	$17,376

The following table presents the total number and original unpaid principal balance of loans related to unresolved representation and warranty demands (indemnification claims and/or repurchase demands). The table includes demands that we have requested be rescinded but which have not yet been agreed to by the investor.

	March 31, 2012		December 31, 2011 (a)
($ in millions)	Number of loans	Original UPB of loans	Number of loans	Original UPB of loans
Unresolved repurchase demands previously received
GSEs	457	$89	357	$71
Insured private-lable securitizations
MBIA Insurance Corporation	7,314	491	7,314	490
Financial Guaranty Insurance Company	4,826	382	4,608	369
Other	937	70	730	58
Uninsured private-lable securitizations	294	78	38	7
Whole Loan Investors	561	85	475	74

Total unpaid principal balance	14,389	$1,195	13,522	$1,069

(a)	Excludes $59.0 million of original UPB on loans where counterparties have requested additional documentation as part of individual loan file reviews.

We are currently in litigation with MBIA Insurance Corporation (MBIA) and Financial Guaranty Insurance Company (FGIC) with respect to certain representation and warranty matters related to certain of our private-label securitizations. Historically we have requested that most of the demands be rescinded, consistent with the claim/demand process described above. As the litigation process proceeds, additional loan reviews are expected and will likely result in additional repurchase demands.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Liability for Representation and Warranty Obligations

The liability for representation and warranty obligations reflects management’s best estimate of probable lifetime loss. We consider historical and recent demand trends in establishing the reserve. The methodology used to estimate the reserve considers a variety of assumptions including borrower performance (both actual and estimated future defaults), repurchase demand behavior, historical loan defect experience, historical mortgage insurance rescission experience, and historical and estimated future loss experience, which includes projections of future home price changes as well as other qualitative factors including investor behavior. In cases where we do not have or have limited current or historical demand experience with an investor, it is difficult to predict and estimate the level and timing of any potential future demands. In such cases, we may not be able to reasonably estimate losses, and a liability is not recognized. Management monitors the adequacy of the overall reserve and makes adjustments to the level of reserve, as necessary, after consideration of other qualitative factors including ongoing dialogue and experience with counterparties.

At the time a loan is sold, an estimate of the fair value of the liability is recorded and classified in other liabilities and recorded as a component of gain on mortgage loans, net. We recognize changes in the liability when additional relevant information becomes available. Changes in the estimate are recorded as representation and warranty expense, net. At March 31, 2012, the liability relates primarily to non–GSE exposure.

The following table summarizes the changes in our liability for representation and warranty obligations.

($ in thousands)	2012	2011
Balance at January 1,	$824,776	$830,021
Provision for representation and warranty obligations
Loan sales	4,410	5,895
Change in estimate	19,459	26,000

Total additions	23,869	31,895
Realized losses (a)	(42,181)	(33,692)
Recoveries	4,341	2,063

Balance at March 31,	$810,805	$830,287

(a)	Includes principal losses and accrued interest on repurchased loans, indemnification payments, and settlements with investors.

Government–sponsored Entities

Between 2004 and 2012, we sold $441.0 billion of loans to the GSEs. Each GSE has specific guidelines and criteria for sellers and servicers of loans underlying their securities. In addition, the risk of credit loss of the loans sold was generally transferred to investors upon sale of the securities into the secondary market. Conventional conforming loans were sold to either Freddie Mac or Fannie Mae, and government–insured loans were securitized with Ginnie Mae. Our representation and warranty obligation liability with respect to the GSEs considers the existing unresolved claims and the best estimate of future claims that could be received. We consider our experiences with the GSEs in evaluating our liability.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The following table summarizes the changes in the original unpaid principal balance related to unresolved repurchase demands with respect our GSE exposure. The table includes demands that we have requested be rescinded but which have not been agreed to by the investor.

($ in millions)	2012	2011 (a)
Balance at January 1,	$71	$170
New claims	128	102
Resolved claims (b)	(60)	(133)
Rescinded claims/other	(50)	(41)

Balance at March 31,	$89	$98

(a)	Excludes $22.0 million of original UPB on loans where counterparties have requested additional documentation as part of individual loan file reviews.
(b)	Includes settlements, repurchased loans and claims under which indemnification payments are made.

We have settled our repurchase obligations relating to most of the mortgage loans sold to Freddie Mac prior to January 1, 2009. This agreement does not release any of our obligations with respect to exposure for private-label MBS in which Freddie Mac had previously invested, loans where our affiliate, Ally Bank is the owner of the servicing, as well as defects in certain other specified categories of loans. Further, we continue to be responsible for other contractual obligations we have with Freddie Mac, including all indemnification obligations that may arise in connection with the servicing of the mortgages. These other specified categories include (i) loans subject to certain state predatory lending and similar laws; (ii) groups of 25 or more mortgage loans purchased, originated, or serviced by one of our subsidiaries, the purchase, origination, or sale of which all involve a common actor who committed fraud; (iii) “non-loan-level” representations and warranties which refer to representations and warranties that do not relate to specific mortgage loans (examples of such non-loan-level representations and warranties include the requirement that our subsidiaries meet certain standards to be eligible to sell or service loans for Freddie Mac or our subsidiaries sold or serviced loans for market participants that were not acceptable to Freddie Mac); and (iv) mortgage loans that are ineligible for purchase by Freddie Mac under its charter and other applicable documents. If, however, a mortgage loan was ineligible under Freddie Mac’s charter solely because mortgage insurance was rescinded (rather than for example, because the mortgage loan is secured by a commercial property), and Freddie Mac required us or our subsidiary to repurchase that loan because of the ineligibility, Freddie Mac would pay any net loss we suffered on any later liquidation of that mortgage loan.

We have received subpoenas from the Federal Housing Finance Agency (FHFA), which is the conservator of Fannie Mae and Freddie Mac. The subpoenas relating to Fannie Mae investments have been withdrawn with prejudice. The FHFA indicated that documents provided in response to the remaining subpoenas will enable the FHFA to determine whether they believe issuers of private-label MBS are potentially liable to Freddie Mac for losses they might have incurred. Although Freddie Mac has not brought any representation and warranty claims against us with respect to private-label securities subsequent to the settlement, they may do so in the future. The FHFA has commenced securities and related common law fraud litigation against us and certain of our subsidiaries with respect to certain of Freddie Mac’s private-label securities investments.

We have settled our repurchase obligations related to most of the mortgage loans we sold to Fannie Mae prior to June 30, 2010. The agreement also covers potential exposure for private-label MBS in which Fannie Mae had previously invested. This agreement does not release any of our obligations with respect to loans where our affiliate, Ally Bank, is the owner of the servicing, as well as for defects in certain other specified categories of loans. Further, we continue to be responsible for other contractual obligations we have with Fannie Mae,

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

including all indemnification obligations that may arise in connection with the servicing of the mortgages, and we continue to be obligated to indemnify Fannie Mae for litigation or third party claims (including by borrowers) for matters that may amount to breaches of selling representations and warranties. These other specified categories include, among others, (i) those that violate anti-predatory laws or statutes or related regulations or that otherwise violate other applicable laws and regulations; (ii) those that have non-curable defects in title to the secured property, or that have curable title defects, to the extent our subsidiaries do not cure such defects at our subsidiary’s expense; (iii) any mortgage loan in which title or ownership of the mortgage loan was defective; (iv) groups of 13 or more mortgage loans, the purchase, origination, sale or servicing of which all involve a common actor who committed fraud; and (v) mortgage loans not in compliance with Fannie Mae Charter Act requirements (e.g., mortgage loans on commercial properties or mortgage loans without required mortgage insurance coverage). If a mortgage loan falls out of compliance with Fannie Mae Charter Act requirements because mortgage insurance coverage has been rescinded and not reinstated or replaced, upon the borrower’s default our subsidiaries would have to pay to Fannie Mae the amount of insurance proceeds that would have been paid by the mortgage insurer with respect to such mortgage loan. If the amount of the loss exceeded the amount of insurance proceeds, Fannie Mae would be responsible for such excess.

Private-label Securitizations (PLS)

In general, representations and warranties provided as part of our private–label securitization activities are less rigorous than those provided to the GSEs and generally impose higher burdens on investors seeking repurchase. In order to successfully assert a claim, it is our position that a claimant must prove a breach of the representations and warranties that materially and adversely affects the interest of the investor in the allegedly defective loan. Securitization documents typically provide the investors with a right to request that the trustee investigate and initiate a repurchase claim. However, a class of investors generally are required to coordinate with other investors in that class comprising no less than 25% and in some cases 50% of the percentage interest constituting a class of securities of that class issued by the trust to pursue claims for breach of representations and warranties. In addition, our private-label securitizations generally require that the servicer or trustee give notice to the other parties whenever it becomes aware of facts or circumstances that reveal a breach of representation that materially and adversely affects the interest of the certificate holders.

Regarding our securitization activities, we have exposure to potential losses primarily through two avenues. First, investors, through trustees to the extent required by the applicable agreements (or monoline insurers in certain transactions), may request pursuant to applicable agreements that we repurchase loans or make the investor whole for losses incurred if it is determined that we violated representations and warranties made at the time of the sale, provided that such violations materially and adversely impacted the interest of the investor. Contractual representations and warranties are different based on the specific deal structure and investor. It is our position that litigation of these matters must proceed on a loan by loan basis. This issue is being disputed throughout the industry in various pending litigation matters. Similarly in dispute as a matter of law is the degree to which claimants will have to prove that the alleged breaches of representations and warranties actually caused the losses they claim to have suffered. Ultimate resolution by courts of these and other legal issues will impact litigation and treatment of non-litigated claims pursuant to similar contractual provisions. Second, investors in securitizations may attempt to achieve rescission of their investments or damages through litigation by claiming that the applicable offering documents were materially deficient. If an investor properly made and proved its allegations, the investor might attempt to claim that damages could include loss of market value on the investment even if there were little or no credit loss in the underlying loans.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Insured Private-label Securitizations (Monoline)

Historically, we have securitized loans where the monolines insured all or some of the related bonds and guaranteed the timely repayment of bond principal and interest when the issuer defaults. Typically, any alleged breach requires the insurer to have both the ability to assert a claim as well as evidence that a defect has had a material and adverse effect on the interest of the security holders or the insurer. Generally, most claims in connection with private-label securitizations come from Monoline Insurers and continue to represent the majority of outstanding repurchase demands. For the period 2004 through 2007, we sold $42.7 billion of loans into these monoline–wrapped securitizations.

We are currently in litigation with MBIA and FGIC in connection with our representation and warranty obligations, and additional litigation with other monolines is likely.

The following table summarizes the changes in the original unpaid principal balance related to unresolved repurchase demands with respect our Monoline exposure. The table includes demands that we have requested be rescinded but which have not been agreed to by the investor.

($ in millions)	2012	2011 (a)
Balance at January 1,	$917	$661
New claims (b)	28	14
Resolved claims (c)	(2)	(8)
Rescinded claims/other	—	—

Balance at March 31,	$943	$667

(a)	Excludes $9.0 million of original UPB on loans where counterparties have requested additional documentation as part of individual loan file reviews.
(b)	Substantially all relate to claims associated with the 2004 through 2007 vintages.
(c)	Includes settlements, repurchased loans and claims under which indemnification payments are made.

Uninsured Private–label Securitizations

Historically, we securitized loans where all or some of the related bonds were uninsured. We are required to make customary representations and warranties about the loans to the investors and/or securitization trust. Typically, any alleged breach of representations and warranties requires the holder of the security to assert a claim as well as evidence that a defect has had a material and adverse effect on the interest of the security holder. During the period 2004 through 2007, we sold $182.1 billion of loans into these uninsured private-label securitizations. Claims associated with uninsured PLS were historically self identified and constituted an immaterial portion of new claims. These claims were historically included within the ‘Whole loan/other’ category. During the three months ended March 31, 2012, we received a repurchase request from a bond trustee with respect to one of our uninsured private-label securitizations for loans originated in 2006 with an original unpaid principal balance $70.0 million. This unpaid principal balance is not representative of expected future losses.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The following table summarizes the changes in our original unpaid principal balance related to unresolved repurchase demands with respect to our uninsured PLS exposure. The table includes demands that we have requested be rescinded but which have not been agreed to by the investor.

Three months ended March 31, ($ in millions)	2012	2011 (a)
Balance at January 1,	$8	$3
New claims	75	3
Resolved claims (b)	(4)	—
Rescinded claims/other	(1)	—

Balance at March 31,	$78	$6

(a)	Excludes $4.0 million of original UPB on loans where counterparties have requested additional documentation as part of individual loan file reviews.
(b)	Includes losses, settlements, impairments on repurchased loans, and indemnification payments.

Whole–loan Sales

The following table summarizes the changes in the original unpaid principal balance related to unresolved repurchase demands with respect to our whole-loan exposure. The table includes demands that we have requested be rescinded but which have not been agreed to by the investor.

($ in millions)	2012	2011 (a)
Balance at January 1,	$73	$85
New claims (b)	22	13
Resolved claims (c)	(6)	(7)
Rescinded claims/other	(4)	(24)

Balance at March 31,	$85	$67

(a)	Excludes $25.0 million of original UPB on loans where counterparties have requested additional documentation as part of individual loan file reviews.
(b)	Includes $21.9 million and $13.0 million in new claims associated with the 2004 through 2007 vintages in 2012 and 2011, respectively.
(c)	Includes settlements, repurchased loans and claims under which indemnification payments are made.

Private Mortgage Insurance

Mortgage insurance is required for certain consumer mortgage loans sold to the GSEs and certain securitization trusts and may have been in place for consumer mortgage loans sold to whole-loan investors. Mortgage insurance is typically required for first-lien consumer mortgage loans having a loan-to-value ratio at origination of greater than 80 percent. Mortgage insurers are, in certain circumstances, permitted to rescind existing mortgage insurance that covers consumer loans if they demonstrate certain loan underwriting requirements have not been met. Upon receipt of a rescission notice, we assess the notice and if appropriate, we refute the notice, or if the notice cannot be refuted, we attempt to remedy the defect. In the event the mortgage insurance cannot be reinstated, we may be obligated to repurchase the loan or provide an indemnification payment in the event of a loss, subject to contractual limitations. While we make every effort to reinstate the mortgage insurance, we have had limited success and as a result, most of these requests result in rescission of the mortgage insurance. At March 31, 2012, we have approximately $173.4 million in original unpaid principal

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

balance of outstanding mortgage insurance rescission notices where we have not received a repurchase demand. However, this unpaid principal amount is not representative of expected future losses.

Legal Proceedings

We are subject to potential liability under various governmental proceedings, claims, and legal actions that are pending or otherwise asserted against us. We are named as defendants in a number of legal actions, and we are occasionally involved in governmental proceedings arising in connection with our respective businesses. Some of the pending actions purport to be class actions, and certain legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We establish reserves for legal claims when payments associated with the claims become probable and the payments can be reasonably estimated. Given the inherent difficulty of predicting the outcome of litigation and regulatory matters, it is generally very difficult to predict what the eventual outcome will be, and when the matter will be resolved. The actual costs of resolving legal claims may be higher or lower than any amounts reserved for the claims. We recorded a liability for probable legal claims of $99.6 million and $94.5 million at March 31, 2012 and December 31, 2011, respectively.

FGIC Litigation

On November 29, 2011, FGIC filed three complaints against ResCap in New York County Supreme Court. In two of these cases, both entitled Financial Guaranty Insurance Company v. RFC et al., FGIC alleges that defendants breached their contractual representations and warranties relating to the characteristics of the mortgage loans contained in certain insured MBS offerings. FGIC further alleges that the defendants breached their contractual obligations to permit access to loan files and certain books and records.

In the third case, entitled Financial Guaranty Insurance Company v. GMAC Mortgage LLC, et al., FGIC makes similar contract allegations against GMAC Mortgage and ResCap, as well as a claim against GMAC Mortgage for fraudulent inducement. In addition, FGIC alleges aiding and abetting fraudulent inducement against Ally Bank, which originated a large portion of the loans in the disputed pool, and breach of the custodial agreement for failing to notify FGIC of the claimed breaches of representations and warranties. In each of these cases, FGIC seeks, among other relief, reimbursement of all sums it paid under the various policies and an award of legal, rescissory, equitable, and punitive damages.

On December 15, 2011, FGIC filed a fourth complaint in New York County Supreme Court related to insurance policies issued in connection with a RFC-sponsored transaction. This complaint, entitled Financial Guaranty Insurance Company v. Ally Financial, Inc., et al., names RFC and ResCap, and seeks various forms of declaratory and monetary relief. The complaint alleges that the defendants are alter egos of one another, fraudulently induced FGIC’s agreement to provide insurance by misrepresenting the nature of RFC’s business practices and the credit quality and characteristics of the underlying loans, and have now materially breached their agreement with FGIC by refusing its requests for information and documents.

On December 27, 2011, FGIC filed three additional complaints in New York County Supreme Court against ResCap and RFC. These complaints seek relief nearly identical to that of FGIC’s previously filed cases and contain substantially similar allegations. In particular, FGIC alleges that the defendants, acting as alter egos of each other, fraudulently induced FGIC to enter into seven separate insurance and indemnity agreements and breached their contractual obligations under same.

Since January 1, 2012, FGIC has filed five new complaints in federal court naming some combination of Ally Inc., ResCap, Ally Bank, RFC, and GMAC Mortgage. The five complaints were filed on January 31,

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

2012, March 5, 2012, March 6, 2012, March 12, 2012 and March 13, 2012, respectively. These complaints seek relief nearly identical to that of FGIC’s previously filed cases and contain substantially similar allegations. In particular, FGIC alleges that the defendants, acting as alter egos of each other, fraudulently induced FGIC to enter into seven separate insurance and indemnity agreements and breached their contractual obligations under same. In addition, FGIC amended its first-filed complaint to name Ally Inc. as a defendant.

All of the FGIC cases are now venued in the U.S. District Court for the Southern District of New York, and the defendants have asked the Court for leave to file motions to dismiss each such case.

Mitchell Litigation

In this statewide class action, plaintiffs alleged that Mortgage Capital Resources, Inc. (MCR) violated the Missouri Second Mortgage Loan Act by charging Missouri borrowers fees and interest not permitted by the Act. RFC and Homecomings, among others, were named as defendants in their role as assignees of certain of the MCR loans. Following a trial concluded in January 2008, the jury returned verdicts against all defendants, including an award against RFC and Homecomings for $4.3 million in compensatory damages (plus pre- and post-judgment interest and attorneys’ fees) and against RFC for $92.0 million in punitive damages. In a November 2010 decision, the Missouri Court of Appeals affirmed the compensatory damages but ordered a new trial on punitive damages. Upon remand, we paid $12.8 million in compensatory damages (including interest and attorneys’ fees). At the end of February 2012, RFC entered into an agreement in principle to settle all of plaintiffs’ remaining claims, including plaintiffs’ already-awarded attorneys’ fees on appeal, for a total of $17.3 million. The agreement was preliminarily approved on April 16, 2012. The hearing on final approval is scheduled for May 18, 2012.

Private–label Securitizations – Other Potential Repurchase Obligations

When we sell mortgage loans through whole-loan sales or securitizations, we are required to make customary representations and warranties about the loans to the purchaser and/or securitization trust. These representations and warranties relate to, among other things, the ownership of the loan, the validity of the lien securing the loan, the loan’s compliance with the criteria for inclusion in the transaction, including compliance with underwriting standards or loan criteria established by the buyer, ability to deliver required documentation, and compliance with applicable laws. Generally, the representations and warranties described above may be enforced at any time over the life of the loan. Breaches of these representations and warranties have resulted in a requirement that we repurchase mortgage loans. As the mortgage industry continues to experience higher repurchase requirements and additional investors begin to attempt to put back loans, a significant increase in activity beyond that experienced today could occur, resulting in additional future losses.

Private-label Securities Litigation

We and certain of our subsidiaries have been named as defendants in several cases relating to our various roles in MBS offerings. The plaintiffs generally allege that the defendants made misstatements and omissions in registration statements, prospectuses, prospectus supplements, and other documents related to the MBS offerings. The alleged misstatements and omissions typically concern underwriting standards for residential mortgage loans. Plaintiffs generally claim that such misstatements and omissions constitute violations of state and/or federal securities law and common law including negligent misrepresentation and fraud. Plaintiffs seek monetary damages and rescission. Set forth below are descriptions of the most significant of these legal proceedings.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Regulatory

Our origination, purchase, sale, securitization and servicing business activities expose us to risks of noncompliance with extensive federal, state, local and foreign laws, rules and regulations. Our business activities are also governed by, among other contracts, primary and master servicing agreements that contain covenants and restrictions regarding the performance of our servicing activities. Our failure to comply with these laws, rules, regulations and contracts can lead to, among other things, loss of licenses and approvals, an inability to sell or securitize loans, demands for indemnification or loan repurchases from purchasers of loans, demands for indemnification or other compensation from investors in our securitizations, fines, penalties, litigation, including class action lawsuits, and governmental investigations and enforcement actions, including, in the case of some violations of law, possible criminal liability.

GMAC Financiera, our wholly-owned subsidiary operating in Mexico, incurred losses during the year which reduced its capital stock and its shareholders equity by more than two-thirds. At March 31, 2012, the amount of the deficiency is $71.4 million. Until this deficiency is cured, GMAC Financiera falls within one of the causes for dissolution under Mexican law.

Other Contingencies

We are subject to potential liability under various other exposures including tax, nonrecourse loans, self-insurance, and other miscellaneous contingencies. We establish reserves for these contingencies when the item becomes probable and the costs can be reasonably estimated. The actual costs of resolving these items may be substantially higher or lower than the amounts reserved for any one item. Based on information currently available, it is the opinion of management that the eventual outcome of these items will not have a material adverse effect on our consolidated financial condition, results of operations, or cash flows.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

17. Related Party Transactions

Balance Sheet

A summary of the balance sheet effect of our transactions with Ally Inc., Ally Bank, and other affiliates were as follows.

($ in thousands)	March 31, 2012	December 31, 2011
Assets
Mortgage loans held–for–sale — purchased from Ally Bank	$23,624	$13,518
Mortgage loans held-for-sale — contributions from Ally Inc. (carry value) (a)	620,611	645,357
Other Assets
Restricted cash deposits — Ally Bank	81,879	112,458
Derivative collateral placed with Ally IM	1,079,022	1,008,262
Fair value of derivative instruments
MSR swap — Ally Bank	29,442	17,681
Receivable (Payable), net — Ally Bank	20,785	(21,001)
Receivable from other affiliates	2,125	2,046
Liabilities
Borrowings — Ally Inc. Senior Secured Credit Facility (b)	$751,849	$757,767
Borrowings — Ally Inc. LOC (b)	430,696	185,064
Borrowings — BMMZ Repo (b)	250,416	250,351
Other Liabilities
Liability for loans sold with recourse — Ally Bank (c)	5,976	6,773
Fair value of derivative instruments
Forward flow agreement — Ally Bank	27,105	(16,423)
Ally IM (d)	954,824	1,049,420
Payable to Ally Inc. (e)	4,194	31,019
Other activity
Loans (UPB) sub-serviced — Ally Bank	$140,799,853	$143,172,634
Servicing escrow/deposits for off-balance sheet loans — Ally Bank	2,273,975	2,003,745
Home Equity Loans (UPB) subject to indemnifications — Ally Bank (c)	56,571	58,512
Income tax (receipt) payment — Ally Inc. (f)	(4,550)	37,498

(a)	Amount represents the carrying value of the loans contributed from Ally Inc. in 2009. The UPB of these loans is $1.5 billion and $1.6 billion at March 31, 2012 and December 31, 2011, respectively.
(b)	Includes principal balance of debt outstanding plus accrued interest.
(c)	Relates to an indemnification agreement with respect to a portfolio of second lien home equity loans with an original UPB of $166.0 million. This agreement expired in April 2012.
(d)	Includes the fair value of forwards, TBAs and swaptions executed in connection with hedging of our mortgage loans held–for–sale, retained interests and MSRs. Also includes the fair value of hedges related to our foreign currency exposure. See Note 14 — Derivative Instruments and Hedging Activities for additional information.
(e)	Includes costs for personnel, information technology, communications, corporate marketing, procurement and services related to facilities incurred by Ally Inc. and allocated to us.
(f)	See Note 12—Income taxes for additional information.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Statement of Comprehensive Income

A summary of the income statement effect of our transactions with Ally Inc., Ally Bank and other affiliates were as follows.

Three months ended March 31, ($ in thousands)	2012	2011
Net financing revenue
Interest income on cash deposits — Ally Bank	$221	$290
Interest expense — Ally Inc. Senior Secured Credit Facility	5,746	6,234
Interest expense — Ally Inc. LOC	2,223	4,177
Interest expense — BMMZ Repo	3,169	—
Interest expense — Ally Bank	385	—
Other revenue
(Loss) gain on mortgage loans, net — derivative instruments with Ally IM	(58,889)	56,980
(Loss) gain on mortgage loans, net — Ally Bank	(87,339)	134,468
Gain on mortgage loans, net — Ally Securities, LLC (c)	—	4,501
Servicing fees — Ally Bank	11,767	7,614
Servicing assets valuation and hedge activities, net — derivative instruments with Ally IM	(32,246)	(174,499)
Servicing assets valuation and hedge activities, net — derivative instruments with Ally Bank	96,424	216,048
Loan brokerage fees — Ally Bank (a)	23,343	9,496
Provision expense — Ally Bank (b)	(8)	860
Noninterest expense
(Loss) on foreign currency — derivative instruments with Ally Inc.	(7,330)	(169)
Management fees — Ally Inc.	29,558	16,915
Custodial fees — Ally Bank	1,985	1,846
Allocated expenses — Ally Bank	72	125
Other activity
Loans purchased (UPB) under the MMLPSA — Ally Bank (d)	$10,137,301	$14,640,058
Loans sold (UPB) under the MMLPSA — Ally Bank	43,052	7,543

(a)	Under the terms of a broker agreement with Ally Bank, we provide loan processing services to support Ally’s loan origination and purchase activities as well as loan closing services.
(b)	Relates to provision expenses associated with the indemnification agreement with respect to a portfolio of second lien home equity loans. This agreement expired in April 2012.
(c)	Relates to mortgage and asset–backed securities brokered to Ally Securities, LLC for underwriting, distribution and capital markets liquidity services.
(d)	Includes repurchased loans of $0.6 million and $4.2 million as of March 31, 2012 and 2011, respectively.

Statement of Changes in Equity

A summary of the changes to the statement of equity related to our transactions with Ally Inc., Ally Bank and other affiliates were as follows.

Three months ended March 31, ($ in thousands)	2012	2011
Equity
Capital contributions — Ally Inc. (a)	$196,500	$109,405

(a)	Represents capital contributions from Ally Inc. through the forgiveness of Ally Inc. LOC borrowings.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

Other Significant Affiliate Agreements

We are party to an ISDA 2002 Master Agreement with Ally IM, a subsidiary of Ally Inc., whereby we enter into foreign exchange and interest rate hedging transactions (the ISDA Agreement) and a Master Securities Forward Transaction Agreement (the Forward Agreement and with the ISDA Agreement, the Derivative Agreements) whereby we agree to sell certain mortgage-backed securities to Ally IM from time to time on a forward basis. We also entered into a Guarantee and Master Netting Agreement with Ally IM whereby the parties agreed to aggregate, net, and set off the Derivative Agreements and the Ally Inc. LOC. In connection with the Derivative Agreements, we cross-collateralize the respective obligations and have granted a security interest to Ally IM in any cash or other property posted, or required to be posted, as collateral by us. We expect to transact virtually all of our hedging transactions with Ally IM in the future.

On December 5, 2011, we entered into an agreement with Ally Inc. and GMAC Mortgage Group (the Agreement), whereby we agreed to certain terms and conditions in respect of ongoing loan sales by Ally Bank to us under the terms of our Master Mortgage Loan Purchase and Sale Agreement (MMLPSA) with Ally Bank. In accordance with the Agreement, we have instructed the GSEs to deliver, free and clear of all liens and encumbrances, mortgage-backed securities received from the GSEs in connection with our loan sales to them (New MBS) directly upon issuance into an account of Ally IM for the benefit of Ally Bank and GMAC Mortgage Group. We have granted Ally Bank and GMAC Mortgage Group security interests in loans purchased from Ally Bank and all proceeds from the sale of the New MBS. All proceeds from the sale of the New MBS are paid without setoff, recoupment or other reduction by Ally IM directly to Ally Bank. Ally Bank remits to us proceeds, if any, in excess of the purchase price of loans sold to us under the MMLPSA, and we remit to Ally Bank the amount of any shortfall in such proceeds necessary to pay the purchase price of the loans. On April 25, 2012, we entered into a Pledge and Security Agreement among ResCap, GMAC Mortgage, Ally Inc., GMAC Mortgage Group, Ally Bank and Ally IM (the Pipeline Security Agreement) in connection with these conditions. See Transactions with Ally Bank, below, for additional information regarding the MMLPSA agreements.

Transactions with Ally Bank

Under the terms of our Broker Agreement with Ally Bank, we act in a broker capacity and provide loan processing services to Ally Bank to support its origination and purchase of loans, as well as loan closing services. The Broker Agreement has no mandatory expiration date and can be terminated by either party with 30 days notice. Under the terms of the Broker Agreement, loans meeting the underwriting standards of Ally Bank are originated (funded) by Ally Bank, while loans not meeting those standards may be originated by us and sold directly into the secondary market. We also provide certain representations and warranties and indemnifications to Ally Bank with respect to brokered loans. The Broker Agreement was amended April 30, 2012 and is effective May 1, 2012.

Under the terms of the MMLPSA with Ally Bank, we purchase first- and second-lien mortgage loans held-for-sale from Ally Bank. We sell and deliver such mortgage loans into the secondary market primarily through Fannie Mae and Freddie Mac securitizations and Ginnie Mae insured securitizations. The MMLPSA has no mandatory expiration date and can be terminated on 30 days notice by Ally Bank or immediately if agreed by both parties. Under the MMLPSA, we purchase loans from Ally Bank and recognize gains or losses on the sale of mortgage loans as they are sold by us into the secondary market. Loans purchased by us pursuant to the MMLPSA include mortgage loans originated by third parties and purchased by Ally Bank (correspondent lending); loans originated directly by Ally Bank; and mortgage loans originated by us and sold to Ally Bank pursuant to a loan sale agreement (the Client Agreement). Effective May 1, 2012, the MMLPSA and Client Agreement were amended and restated. Under the terms of the New MMLPSA, effective May 2012, we have an obligation to purchase all FHA and VA Ginnie Mae insurable loans originated or purchased by Ally Bank. We

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

will no longer purchase Fannie Mae and Freddie Mac eligible loans that Ally Bank originates or purchases. Loans purchased under the New MMLPSA are on a nonrecourse, service released basis. To the extent any loan purchased by us under the new MMLPSA is determined to be ineligible or uninsurable for purposes of Ginnie Mae certification, Ally Bank will cure the defect, if curable, or repurchase the loan at the current unpaid principal balance plus accrued interest.

We were counterparty to a forward flow agreement for mortgage loans held-for-sale and interest rate lock commitments held by Ally Bank that ultimately were sold to us under the MMLPSA. The forward flow agreement transferred the exposure to changes in fair value of Ally Bank’s mortgage loans held-for-sale and interest rate lock commitments to us. We hedged our exposure to the forward flow agreement consistent with the hedging of our own mortgage loans held-for-sale and interest rate lock commitments. The forward flow agreement was terminated effective April 30, 2012.

We were counterparty to a MSR Total Return Swap (the MSR Swap) which transferred the total economic return of MSRs owned by Ally Bank to us in exchange for a variable payment based upon a fixed spread to LIBOR. The fixed spread to LIBOR is periodically evaluated against available market data. We hedged our exposure to the MSR Swap consistent with the hedging of our own MSRs. The MSR Swap was terminated effective April 30, 2012.

We were party to an ISDA 2002 Master Agreement with Ally Bank governing the forward flow agreement and MSR Swap. We also entered into an Agreement to Set Off Obligations (the Netting Agreement) which provided Ally Bank the right, but not the obligation, to set off any obligation that we had to Ally Bank against any obligation of Ally Bank to us. The ISDA 2002 Master Agreement and the Netting Agreement were terminated effective April 30, 2012.

Under the GSE servicer guides, the seller and servicer of mortgage loans equally share in customary representation and warranty obligations. We assume all of the representation and warranty obligations for loans we purchased from Ally Bank under the MMLPSA that we subsequently sell through an Agency securitization or otherwise sell into the secondary market. To the extent these loans were originated by third parties and purchased by Ally Bank and subsequently sold to us under the MMLPSA we pursue recovery of losses from the third parties under breach of customary representation and warranties. Pursuant to the Client Agreement, we also provide certain representations and warranties and indemnifications to Ally Bank with respect to those loan transactions. For loans that are not eligible to be sold to the GSEs that reach certain delinquency thresholds or which are otherwise in breach of sale representations and warranties contained in the Client Agreement, we repurchase loans from Ally Bank at their carrying cost.

GMAC Mortgage is designated as subservicer for loans held by Ally Bank and loans sold to us under the MMLPSA where Ally Bank retained the servicing rights (Servicing Agreement). Under the Servicing Agreement, GMAC Mortgage performs all customary mortgage loan servicing activities, including but not limited to, collection of borrower remittances, loss mitigation and foreclosure processing activities. The term of the Servicing Agreement automatically renews for a one year term on an annual basis, unless notice of termination is provided by either party with 120 days prior notice. We receive subservice fees which are generally based on the average daily balance of subserviced loans which differ by loan type and delinquency status.

In the first quarter of 2008, Ally Bank purchased a portfolio of second-lien home equity loans from us. We provided an indemnification to Ally Bank whereby we reimburse Ally Bank at such time as any of the loans covered by this agreement are charged off, typically when the loan becomes 180 days delinquent. The indemnification expired in April 2012.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

In connection with our Settlement obligations Ally Bank has agreed to participate in borrower relief programs and activities with respect to their loan portfolios. We have recorded a liability of $83.5 million at March 31, 2012, in connection with losses Ally Bank is expected to incur in connection with the programs. To the extent activities under the borrower relief programs are consistent with activities currently permitted under our sub-servicing agreement, Ally Bank will not seek to be reimbursed or indemnified for any losses it incurs in connection with these borrower relief activities. See Note 16 – Contingencies and Other Risks for additional information related to the Settlement.

18. Regulatory Matters

Certain subsidiaries associated with our mortgage and real estate operations are required to maintain regulatory net worth requirements. See Note 8 — Borrowings for additional information. Failure to meet minimum capital requirements can initiate certain mandatory actions by federal, state, and foreign agencies that could have a material effect on our results of operations and financial condition. These entities were in compliance with these requirements as of March 31, 2012.

Certain of our foreign subsidiaries operate in local markets as either banks or regulated finance companies and are subject to regulatory restrictions. These regulatory restrictions, among other things, require that our subsidiaries meet certain minimum capital requirements and may restrict dividend distributions and ownership of certain assets. As of March 31, 2012, compliance with these various regulations has not had a material adverse effect on our financial condition, results of operations or cash flows.

19. Subsequent Events

Events subsequent to March 31, 2012, were evaluated for recognition through May 1, 2012, the date on which these Condensed Consolidated Financial Statements were originally issued.

Events subsequent to March 31, 2012, were evaluated for disclosure through July 19, 2012, the date on which these Condensed Consolidated Financial Statements were reissued.

Related Party Transactions

On April 30, 2012, certain of our related party agreements with Ally Bank were terminated. The forward flow and MSR Swap agreements were terminated as well as the related ISDA 2002 Master Agreement and Netting Agreement. In connection with these terminations, we terminated certain hedge transactions with third parties and Ally IM. The termination of these agreements and the related hedges did not have a material impact on our financial position or results of operations.

On May 1, 2012, $125.7 million of representation and warranty liability for loans sold by us to the GSEs and serviced by Ally Bank was assumed by Ally Bank. This assumption resulted in an equity contribution by Ally Inc. of $125.7 million.

On May 1, 2012, we amended the fee structure of our Broker Agreement with Ally Bank. This amended agreement is subject to approval by the Bankruptcy Court.

On May 1, 2012, we entered into an Amended and Restated MMLPSA (Amended MMLPSA) with Ally Bank. Under the terms of the Amended MMLPSA, we no longer purchase FNMA or FHLMC eligible loans from Ally Bank and no longer sell loans originated by us to Ally Bank. We continue to purchase GNMA eligible loans from Ally Bank, that we subsequently sell into the secondary market. This amended agreement is subject to approval by the Bankruptcy Court.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

On May 11, 2012, we entered into an amended and restated Subservicing Agreement with Ally Bank which is effective May 15, 2012. GMAC Mortgage is designated as subservicer for loans held by Ally Bank and loans sold to us under the MMLPSA. Under the terms of the Subservicing Agreement, GMAC Mortgage performs all customary mortgage loan servicing activities, including but not limited to, collection of borrower remittances, loss mitigation and foreclosure processing activities. The term of the subservicing agreement automatically renews for a one year period on an annual basis, unless notice of termination is provided by either party with 120 days prior notice. We receive subservicing fees that are generally based on the average daily balance of subserviced loans which differ by loan type and delinquency status. This amended agreement is subject to approval by the Bankruptcy Court.

Strategic Actions

On May 11, 2012, RFC and its wholly owned subsidiary GMAC RFC Auritec, S.A. sold all of the outstanding ordinary Class I and Class II shares of GMAC Financiera to a third party for $100 and a full, irrevocable and unconditional release and termination of guarantees by ResCap and certain of its subsidiaries related to medium-term notes issued by GMAC Financiera. We recognized a gain of $19.7 million upon completion of the sale.

Bankruptcy Filing and Related Activities

On May 14, 2012, ResCap and certain of its wholly owned subsidiaries (collectively, the Debtors) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court). In connection with these filings, the Debtors entered into agreements with Ally Inc. and its subsidiaries other than the Debtors (collectively, Ally) and certain creditor constituencies providing for the terms of a prearranged chapter 11 plan, which those parties would support. Any chapter 11 plan filed in connection with the Debtors’ chapter 11 cases, and all motions related to the Debtors’ chapter 11 cases, are subject to approval by the Bankruptcy Court.

As part of the chapter 11 cases, the Debtors’ are seeking approval of the sale of substantially all of the Debtors’ assets to (i) Nationstar Mortgage LLC, as the stalking horse bidder, consisting of the Debtors mortgage origination and servicing business and certain other mortgage related assets; and (ii) Berkshire Hathaway Inc., as the stalking horse bidder, consisting of the Debtors’ legacy portfolio, which consists mainly of mortgage loans held-for sale and other retained financial assets. The remaining assets of the Debtors are expected to be sold, wound down, or otherwise liquidated over time. An auction for the assets of the Company is scheduled to be conducted on October 23, 2012. It is possible that parties other than Nationstar Mortgage LLC and Berkshire Hathaway Inc. will ultimately purchase our assets and/or business operations. A hearing to approve these sales is scheduled to occur in the Bankruptcy Court on November 5, 2012.

On May 16, 2012, we closed on a $1.45 billion debtor-in-possession financing facility (DIP) provided by Barclays Bank PLC. This financing will be used to fund certain of the Debtors’ servicer advance obligations and mortgage loans held-for-sale as well as the working capital and other requirements of the Debtor’s chapter 11 cases. Upon closing of the DIP, we repaid all amounts outstanding and terminated our $250 million BMMZ secured financing agreement and our $800 million servicer advance funding facility. The DIP was approved by the Bankruptcy Court on June 25, 2012.

Notes to Condensed Consolidated Financial Statements

Residential Capital, LLC

The Debtors intend to seek Bankruptcy Court approval of a chapter 11 Plan of Reorganization (Plan) that will include a settlement among Ally and the Debtors under which, in exchange for certain releases, Ally Inc. will, among other things, make a cash contribution to the Debtors’ estate of $750 million, and provide a post-petition debtor-in-possession financing facility (Ally DIP) of up to $220 million through an amendment to the Ally LOC; provided that the aggregate amount of the Ally LOC prepetition and postpetition draws under the facility (plus any unpaid interest, expenses, or other costs payable thereunder) may not exceed $600 million; and provided further any borrowing in excess of $200 million shall be made at Ally’s sole discretion. In the settlement, Ally Inc. has agreed to assume obligations under the Debtors’ pension plan, enter into a transition services agreement, and continue to provide indemnification of ResCap’s current directors and officers. The amendment to the AFI LOC to effect the Ally DIP was entered into on May 25, 2012. This settlement provides for the release of all existing or potential causes of action between Ally Inc. and the Debtors, as well as a release of all existing or potential ResCap related causes of action against Ally Inc. held by third parties. The settlement agreement with Ally Inc. is subject to approval by the Bankruptcy Court. The Ally DIP was approved by the Bankruptcy Court on June 25, 2012.

On June 28, 2012, the Bankruptcy Court signed an order granting Berkshire Hathaway Inc.’s motion to appoint an examiner, who was appointed on July 3, 2012, to investigate the prepetition activities of the Debtor’s and Ally Inc. and its subsidiaries and affiliates and the proposed settlement with Ally Inc. The Bankruptcy Court will consider the final examiner’s report prior to confirmation of any Plan.

As of July 10, 2012, the Debtors have obtained support for the Plan from a portion of the holders of ResCap’s outstanding junior secured notes. In addition, institutional investors in residential mortgage-backed securities issued by us and, at present, holding more than 25% of at least one class in each of 336 securitizations have agreed to support the Plan as part of an $8.7 billion settlement agreement. These 336 securitizations (out of a total of 392 outstanding securitizations with an original unpaid principal balance of $221 billion) have an aggregate original unpaid principal balance of more than $189 billion. There can be no assurance that a Plan will be approved.

In anticipation of the bankruptcy filing, on May 10, 2012, we terminated all hedge transactions with respect to our MSR and foreign currency exposure. As a result of these terminations, our other assets and liabilities, which include derivative transactions and collateral placed or held in connection with these transactions, are not material. We continue to enter into hedge transactions to mitigate our economic exposure to changes in interest rates and other market risks associated with mortgage loans held-for-sale. The terminations did not have a material impact on our results of operations.